UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)
_______________________

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Element Solutions Inc
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500 South Pointe Drive, Suite 200 Miami Beach, Florida 33139

March 23, 2026

Dear Fellow Stockholders:
As discussed in my letter in our Annual Report, 2025 was another record year for Element Solutions. We executed on our framework of operational excellence and prudent capital allocation to deliver strong results and, more importantly, lay the foundation for future success. Today, I am pleased to invite you to our 2026 Annual Meeting of Stockholders which will be held on Monday, May 4, 2026 at 11:00 a.m. (Eastern Time). You will find information about the meeting, including how to participate and the items to be voted on, in the Notice of Annual Meeting of Stockholders and the Proxy Statement that accompany this letter.
Your vote is important. Please vote your proxy promptly so your shares can be represented. You may vote by proxy via the Internet or telephone or, if you received paper copies of the proxy materials via mail, you may vote by mail by following the instructions on your proxy card. For detailed information regarding voting instructions, please refer to the accompanying Proxy Statement.
On behalf of our Board of Directors and management, thank you for your continued support.

Sincerely,

Benjamin H. Gliklich
Chief Executive Officer
i

500 South Pointe Drive, Suite 200 Miami Beach, Florida 33139

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time	May 4, 2026 at 11:00 a.m. (Eastern Time)

Place	Virtual meeting via the Internet at www.virtualshareholdermeeting.com/ESI2026*

Items of Business	1.	Election of seven directors for a one-year term
	2.	Advisory vote to approve our 2025 executive compensation
	3.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026
	4.	Consider other business properly brought before the meeting

The above matters are fully described in this Proxy Statement. We have not received notice of any other matters to be presented at the meeting.

Who Can Vote	Only stockholders of record as of the close of business on March 9, 2026 may vote at the 2026 Annual Meeting.

* You will need your 16-digit control number included on the Notice or proxy card in order to join the meeting. You will be able to listen to the meeting live, submit questions and vote online.

By Order of the Board of Directors,

Caroline S. Lind
General Counsel and Secretary
March 23, 2026

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting to be held on May 4, 2026: The Proxy Statement, our Annual Report to Stockholders for the year ended December 31, 2025 (the "2025 Annual Report") and the accompanying proxy card are available at www.proxyvote.com.
We are making this Notice of Annual Meeting of Stockholders, the Proxy Statement and the form of proxy first available on or about March 23, 2026.
ii

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements that can be identified by words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "strategy," "objective" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's ability to drive sales and performance in terms of adjusted EBITDA, constant currency adjusted EBITDA compound annual growth rate ("adjusted EBITDA CAGR"), adjusted earnings per share ("EPS"), cash return on investment ("CRI") and total shareholder return ("TSR"); meeting financial and/or strategic short- and long-term goals; expected key drivers of performance; probability of achievement of the performance target related to certain performance-based restricted stock units ("PRSUs"); outlook for the Company's markets and demand for its products; the war in Ukraine and other hostilities in the Middle East as well as actions in response thereto and their impact on market conditions and the global economy; increases in tariffs and/or imposition of new tariffs and other changes in trade policy in the U.S. and other countries, and other economic factors that may affect cost structure and demand, including the cost and availability of raw materials and precious metals; price volatility and cost environment; inflation and fluctuations in foreign exchange rates; general views about the Company's future operating results, earnings growth, cash generation and capital allocation; environmental, social and governance ("ESG") initiatives, priorities and goals; risk management program; business and management strategies; and other factors that could affect the Company's future financial position or results of operations, including, without limitation, statements made in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement.
These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors described in the sections titled "Risk Factors," "Quantitative and Qualitative Disclosure about Market Risk," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our 2025 Annual Report and/or in subsequent filings with the Securities and Exchange Commission (the "SEC"). Any forward-looking statement included in this Proxy Statement is based only on information currently available and speaks only as of the date on which it is made. In addition, some of the statements contained in this Proxy Statement may rely on third-party information that management believes to be reputable, though not independently verified. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Please consult any further disclosures we make on related subjects in the Company’s filings with the SEC.
This Proxy Statement includes references to our website and additional information and materials posted on it. Our website and such information or materials are not incorporated by reference in, and are not a part of, this Proxy Statement.
iii

500 South Pointe Road, Suite 200 Miami Beach, Florida 33139

PROXY STATEMENT

2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2026
The Board of Directors (the "Board") of Element Solutions Inc ("Element Solutions," the "Company," "ESI," "our," "we" or "us") is soliciting your proxy to vote at the 2026 annual meeting of stockholders (the "2026 Annual Meeting"). In accordance with the SEC rules, we are providing stockholders with access to our proxy materials over the Internet, rather than in paper form, which reduces the environmental impact of the 2026 Annual Meeting and its related costs.

PROPOSAL 1	Election of Directors
☑ The Board recommends a vote FOR each of the director nominees
•86% independent Board (6 out of 7 director nominees)
•Diverse set of backgrounds and skills relevant to the oversight of the Company
•Fully independent Board Committees

Upon recommendation of the Nominating and Policies Committee, our Board has nominated for election at the 2026 Annual Meeting seven of the Company's eight current directors. Current Executive Chairman of the Board, Sir Martin, will not be standing for reelection at the 2026 Annual Meeting. Sir Martin will, therefore, retire from the Board at the expiration of his current term, as of the date of the 2026 Annual Meeting. See "— Board of Directors — Board Leadership Structure" and "Board Committees — Nominating and Policies Committee — Anticipated New Board and Committee Assignments" below for more information.
All director nominees are nominated for a one-year term ending at the time of the Company's 2027 annual meeting of stockholders, unless otherwise decided as indicated below. Each of the director nominees was elected to their present terms at the Company's 2025 annual meeting of stockholders (the "2025 Annual Meeting").

2026 Director Nominees
Ian G.H. Ashken (Proposed Chairman, if elected)
Benjamin H. Gliklich (CEO)	Michael F. Goss
Elyse Filon	E. Stanley O'Neal
Christopher T. Fraser	Susan W. Sofronas
In accordance with our amended and restated by-laws (the "Amended and Restated By-Laws"), a majority of the votes cast at any meeting of stockholders is required for the election of directors, except in the case of a contested election where a plurality vote standard would apply. "A majority of the votes cast" means that the number of shares voted "For" a director nominee exceeds the votes cast "Against" such nominee. We believe this majority vote system enables stockholders to hold directors accountable in defeating or supporting their election.

Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected. There is no arrangement or understanding pursuant to which any of the nominees was selected and there is no family relationship between any of them and any of the Company's officers or other directors. We expect all director nominees to be available for election, but if any of them is unable to serve, or for good cause will not serve, the proxy holders named on the proxy card may exercise discretionary authority to vote for substitutes proposed by the Board.
Board Membership Criteria and Selection
Directors are elected annually. Our certificate of incorporation, as amended (the "Certificate of Incorporation"), provides that the Board should consist of one or more members as determined from time to time by the Board. In accordance with our Board Governance Principles and Code of Conduct (the "Board Governance Principles"), the Board believes that, given the size of the Company and the breadth of needed expertise and diversity, the optimal size of the Board is at least seven directors. Our Board is currently composed of eight members. Following the end of Sir Martin's current term on the date of the 2026 Annual Meeting, the size of the Board will be reduced to seven members. Directors serve terms of one year expiring at the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified or until their earlier death, resignation or removal.
The Nominating and Policies Committee of the Board is responsible for identifying, screening and recommending candidates to the Board for Board membership. In this role, the Committee strives to maintain a Board composed of individuals who bring diverse opinions, perspectives and backgrounds while maintaining an appropriate balance of tenure, turnover and skills. When formulating its recommendations, the Committee considers various criteria, which may change over time as our business and/or industry evolve and as the composition of the Board changes. In accordance with its charter, the Nominating and Policies Committee selects candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who it believes would be most effective, in conjunction with the other Board members, at serving the long-term interests of our stockholders. In evaluating nominees, the Committee takes into consideration, at a minimum, the following attributes: leadership, integrity, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. The Committee believes that these general qualifications enable elected directors to contribute meaningfully to the leadership of our Board and effectively guide and supervise management in driving the Company’s growth as well as its financial and operational performance.
The Committee also considers experience that would best complement those already represented on the Board, the need for specialized expertise and anticipated retirements to define gaps that may need to be filled through the Board refreshment process. Once a candidate is identified, the Committee seeks input and participation from other Board members and other appropriate sources, so that all points of view are considered and the best possible candidates selected.
Board Qualifications
To support a higher level of success for the Company, the Board strives to foster diverse critical thinking as well as innovative and strategic discussions. As part of its identification and selection process for director nominees, the Nominating and Governance Committee also considers racial, ethnic, age and gender factors in order to promote a variety of backgrounds and, consequently, a more constructive and effective decision-making process.
86% of our director nominees are independent with a median tenure of 8.3 years. In February 2026, the Board amended the Board Governance Principles to eliminate the mandatory retirement age of 73. The Board believes that it is in the best interests of the Company to evaluate potential Board members based on their skills, experience and contributions rather than their age. Our Board Governance Principles do not impose other tenure limits on the Company's directors, besides the requirement to stand for election annually.
All of our directors have leadership experience at global organizations and risk management expertise. Many also have significant public company background, having served as CEOs, CFOs and on other boards. The Nominating and Policies Committee continuously seeks highly-qualified director candidates to bring additional depth to the

Board and help with its oversight of the Company’s evolving risks, business needs and strategic imperatives. Considering the complexity and breadth of our industry and our businesses, the Compensation Committee and the Board believe it is important to have a blend of longer-serving directors with a deep understanding of our operations and the markets we serve, and more recent additions who are able to provide fresh perspectives.
Our Board regularly evaluates desired attributes for directors in light of the Company's strategy and needs and believes the director nominees as a group complement each other and each other’s respective experiences, skills and qualities. These qualifications help them provide valuable insights and contribute significantly to the success of our Company. For more information, see "Qualifications" for each director under "— Director Nominees" below. Key skills, qualifications and experience currently maintained on the Board include:

Skills, Qualifications and Experience
●	Experience as CEO and/or Chairman
●	Global operations / manufacturing leadership
●	Chemicals industry experience
●	Public company board experience
●	Finance and accounting leadership
●	Risk management experience
●	M&A and capital market strategies
●	Sustainability leadership
Candidates Nominated by Stockholders
The Nominating and Policies Committee will also consider director nominees recommended by stockholders. In accordance with our Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Committee for election at the Company's 2027 annual meeting of stockholders may do so by delivering written notice of such nominees’ names, no earlier than the close of business on January 4, 2027 and no later than the close of business on February 3, 2027, to Element Solutions Inc, 500 South Pointe Road, Suite 200, Miami Beach, Florida 33139, Attention: Secretary.
Any stockholder proposing a nomination must be a stockholder of record on the date such notice is given and on the record date for the determination of stockholders entitled to vote at the Company's 2027 annual meeting of stockholders, and must comply with the applicable notice procedures set forth in our Amended and Restated By-Laws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must comply with, and provide notice that sets forth the information required by, Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For further information, see "OTHER MATTERS - Proposals by Stockholders" in this Proxy Statement.
No stockholder nomination was submitted in connection with the 2026 Annual Meeting.
Vote Required
Any director nominee who receives a greater number of votes "For" than votes "Against" his or her election will be elected to the Board. Abstentions will have no effect on the results of this vote.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE ELECTION OF EACH NOMINEE
Director Nominees
The Board of Directors believes that our director nominees as a group have backgrounds and skills important for our business. Below is a summary of the experience, qualifications, attributes and skills that qualify our nominees to serve on the Board:

Benjamin H. Gliklich

Business Experience

Mr. Gliklich was named Chief Executive Officer of Element Solutions and became a member of the Board of the Company in January 2019. He previously served in several capacities for the Company, including President, in addition to Chief Executive Officer, from July 2020 to October 2025, Executive Vice President - Operations and Strategy from April 2016 to January 2019, Chief Operating Officer from October 2015 through April 2016 and VP - Corporate Development, Finance and Investor Relations from January to October 2015. He joined the Company as Director of Corporate Development in May 2014. Mr. Gliklich also currently serves as a member of the Board of Directors of the Global Electronics Association, a leading industry association for the electronics manufacturing ecosystem. Prior to joining Element Solutions, Mr. Gliklich worked for General Atlantic, a global growth-oriented private equity firm, and Goldman Sachs & Co. Mr. Gliklich holds an A.B. Cum Laude from Princeton University and an MBA with distinction from Columbia Business School.

Qualifications

Based on his extensive managerial and operational experience at Element Solutions, Mr. Gliklich provides significant insight into our global business operations and markets we serve. He brings to the Board valuable expertise in the areas of business strategy, leadership development and talent management, business development, corporate development and capital markets, which are directly translatable to his work as CEO of the Company.

Committees
None
Public Company Boards
None
Age: 41
Director since: 2019
CEO of Element Solutions

Ian G.H. Ashken

Business Experience

Mr. Ashken currently serves as a director of Nomad Foods Limited (since 2014) and APi Group Corporation (since 2019). Previously, he was the co-founder of Jarden and served at various times as its Vice Chairman, President, Chief Financial Officer, Secretary and as a director from June 2001 until the consummation of Jarden's business combination with Newell in April 2016. Prior to Jarden, Mr. Ashken served as the Vice Chairman and/or Chief Financial Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Ashken is also a director or trustee of a number of private companies and charitable institutions.

Qualifications

Mr. Ashken brings to the Board significant knowledge in the areas of finance, operations, public accounting, internal audit, risk management and M&A. His executive management positions as Vice Chairman and/or Chief Financial Officer also bring the Company significant leadership, planning and management skills and background.

Committees
Compensation
Nominating and Policies (Chair)
Public Company Boards
APi Group Corporation
Nomad Foods Limited
Age: 65
Director since: 2013
Independent

Elyse Filon

Business Experience

Ms. Filon acted as Strategic Advisor of GCP Applied Technologies Inc. (“GCP”) from November 2016 to June 2019 consulting on M&A, strategic planning and analysis and corporate structure. She co-led the spin-off of GCP from W.R. Grace & Co. (“W.R. Grace”). Ms. Filon worked at W.R. Grace for 20 years, assuming various international leadership roles, ultimately serving as Vice President – Finance from 2012 through June 2016. Ms. Filon has extensive experience in strategic planning and analysis, global M&A, tax planning, capital markets and currency management. Before joining W.R. Grace, she served as International Tax Counsel at Sterling Winthrop Pharmaceuticals and practiced law in the New York City office of Kelley, Drye & Warren LLP. Ms. Filon holds a J.D. degree from Harvard Law School and a B.A. degree from Rutgers University.

Qualifications

Ms. Filon brings to the Board her deep industry and business experience as well as leadership skills from having worked at a peer specialty chemicals company for 20 years. She also contributes her extensive experience in strategic planning and analysis, global M&A, international tax planning, foreign currency and risk management. Her legal background provides the Board additional support for review of general corporate matters.

Committees
Audit (Chair)
Public Company Boards
None
Age: 65
Director since: 2021
Independent

Christopher T. Fraser

Business Experience

Mr. Fraser served as Chairman of the Board of KMG Chemicals Inc. ("KMG") from December 2012 to November 2018 and was a director of KMG from May 2008 to November 2018. He also served as CEO and President of KMG from September 2013 to November 2018 after serving as CEO and President of KMG on an interim basis from July 2013 to September 2013. From 2006 to 2009, Mr. Fraser was the President and CEO of Chemical Lime Company, a North American producer of calcium based (limestone), alkaline products with various industrial applications. Before joining Chemical Lime Company, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. ("OCI") from 1996 to 2006. Prior to joining OCI, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. Most recently, Mr. Fraser served as a Senior Operating Director for SK Capital Partners from 2020 to December 2022. He is currently a director of two private companies: NESTRE Health and Performance Inc. and PPT Group. During the past five years, Mr. Fraser served as a director of PHX Minerals Inc., fka Panhandle Oil and Gas Inc. (NYSE:PHX), from 2019 to 2022, where he was a member of their Audit and Compensation committees. He was also a director of several private companies: Smart Chemical Solutions, LLC, a private oil & gas chemicals company as well as NuCera Solutions LLC and Techmer PM, LLC. In addition, from 2011 to 2018, he was also an Operating Partner of Advent International Corp., which he advised on transactions in the industrial sector. Mr. Fraser holds a Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut as well as a Master of Business Administration from Pepperdine University.

Qualifications

Mr. Fraser's extensive work with multiple chemicals companies has provided him with significant industry, M&A and management experience, including in strategic planning and business development. His private equity experience is also an important asset to the Board, along with his 25 years of experience as a Chief Executive Officer and background in Chemistry.

Committees
Audit
Nominating and Policies
Public Company Boards
None
Age: 68
Director since: 2019
Independent

Michael F. Goss

Business Experience

Mr. Goss is currently a partner at Art Intelligence Global, a private art advisory firm ("AIG"). Prior to joining AIG in March 2023, he served as Chief Financial Officer of Condé Nast from January 2020 to December 2020 and Executive Vice President and Chief Financial Officer of Sotheby's, Inc. from March 2016 to October 2019. Prior to Sotheby's, he served in various senior management capacities at Bain Capital, LLC ("Bain Capital") for 13 years until December 2013, beginning in 2001 as Managing Director and Chief Financial Officer and assuming the additional role of Chief Operating Officer in 2004. From 2020 to 2021, he was a director of Sandridge Acquisition Corporation, a special purpose acquisition company.  Mr. Goss graduated from Kansas State University with a BS in economics and received an MBA with Distinction from Harvard Business School.

Qualifications

Mr. Goss is an accomplished finance leader with extensive senior management experience as a Chief Financial Officer and managing director. His extensive financial insight, including with respect to internal audit, and deep understanding of global, complex businesses add considerable value and guidance to the Board and the Audit Committee.

Committees
Audit
Compensation (Chair)
Public Company Boards
None
Age: 66
Director since: 2013
Independent Lead Director

E. Stanley O' Neal

Business Experience

Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. ("Merrill Lynch") until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000; and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Currently, Mr. O’Neal is a board member of Clearway Energy, Inc. where he serves as a member of its Compensation Committee and Audit Committee, and a director of Alette, Inc., a private company since December 2025. He is also a director and member of the Audit Committee of Hut 8 Corp. following its merger with US Bitcoin Corp. in November 2023. During the past five years, Mr. O'Neal was a director and member of Arconic Corporation's Compensation and Benefits Committee and Chair of its Governance and Nominating Committee from 2020 to 2023. Mr. O’Neal graduated from Kettering University with a degree in industrial administration and received his MBA from Harvard Business School.

Qualifications

Mr. O'Neal brings to the Board his extensive executive experience, financial expertise, strong leadership skills and his experience as a board member of other public companies which enable him to provide unique guidance to our Board and management team.

Committees:
Nominating and Policies
Public Company Boards
Clearway Energy, Inc.
Hut 8 Corp.
Age: 74
Director since: 2013
Independent

Susan W. Sofronas

Business Experience

Ms. Sofronas is currently a partner at Manchester Capital Management LLC, a leading private family wealth office in the United States. Prior to joining Manchester Capital in January 2024, Ms. Sofronas was a senior relationship executive at Geller Advisors from 2010 to 2023, most recently acting as Managing Director. In these leadership roles, she served entrepreneurs, business owners and financial executives as a dedicated partner and engaged advocate. She also strategically assisted Geller Advisors’ CEO in implementing a multi-year strategy for successful growth, reshaping reporting and enhancing technology. Prior to Geller Advisors, she also served in senior roles at BBR Partners, Citigroup Private Bank and Morgan Stanley. She is a National Association of Corporate Directors member and is affiliated with numerous professional and industry associations. Ms. Sofronas graduated from Babson College with a BS in finance and investments.

Qualifications

With over 30 years of experience as a valued, trusted and recognized strategic financial advisor, Ms. Sofronas brings a unique mixture of strategic perspectives and execution skills. She has extensive executive experience with strong leadership values and effective communication techniques. She also contributes her significant experience overseeing strategic investments and growth initiatives in markets worldwide.

Committees
Compensation
Public Company Boards
None
Age: 63
Director since: 2024
Independent

CORPORATE GOVERNANCE

Corporate Governance Highlights
We are committed to sound corporate governance and high ethical standards which promote stockholders' long-term interests, strengthen Board and management accountability, and improve our standing as a trusted corporate citizen. Our corporate governance practices include:

Independent Oversight	●	86% independent Board (6 out of 7 director nominees) / 75% currently (6 out of 8 directors)
	●	3 fully independent Board Committees
	●	Only one Board member is a Company executive (CEO)
	●	Separation of CEO and Chairman roles
	●	Independent Lead Director (current Board leadership structure)
	●	Regular executive sessions of independent directors at Board meetings (chaired by the independent Lead Director) and Committee meetings (chaired by independent Committee chairs)

Board & Committee Composition	●	Demonstrated Board refreshment with the most recent independent director elected in 2024
	●	25% of our current directors and 29% of our director nominees are women with one serving as Chair of the Audit Committee
	●	Executive and Board succession planning process
	●	Balance of new and experienced directors
	●	Annual Board and Committee assessments

Stockholder Rights	●	Annual election of all directors
	●	Majority-vote and director resignation policy for directors in uncontested elections
	●	One class of outstanding shares with each share entitled to one vote
	●	No controlling stockholder

Governance Practices	●	Formal corporate governance policies that apply to directors and all employees, including our NEOs (as defined in this Proxy Statement) and senior financial officers. See "— Corporate Governance Guidelines" below
	●	Meaningful "at-risk" portion of total executive compensation
	●	Clawback policy compliant with SEC requirements and NYSE listing standards
	●	Prohibition on hedging, pledging or short sales of Company stock
	●	Robust stock ownership requirements for executives (5x salary for our CEO)
	●	Regular stockholder communication and engagement

Risk Oversight	●	Risk oversight by the Board and its Committees
	●	Board and Committee oversight of sustainability and other environmental, social and governance (ESG) matters
	●	Board and Committee oversight of cybersecurity, human capital and climate change

Corporate Governance Guidelines
Our corporate governance framework directly supports our core values and gives our directors the structure necessary to provide the Company with sound and appropriate oversight. The Company’s key guidelines, practices and policies are described below and are available on the Company’s website at www.ir.elementsolutionsinc.com/Investors/governance/governance-documents:
Board of Directors Governance Principles
The Board has adopted a set of corporate principles to assist the Company and the Board in implementing effective governance practices. The Board Governance Principles, along with the Company's Certificate of Incorporation and Amended and Restated By-Laws, define the size and composition of the Board and cover critical topics, such as director independence, qualifications and responsibilities, election, stock ownership, Board structure and meetings, Board and management succession planning, director orientation and continuing education, CEO evaluation, annual Board and Committee self-evaluation, director compensation, and access to management.
Business Conduct and Ethics Policy
To foster and sustain a culture of honesty and responsibility, the Board adopted a Business Conduct and Ethics Policy, which applies to our directors, officers, employees and contractors, and sets high standards of professional and ethical conduct with respect to various matters, such as compliance with applicable laws, competition, conflicts of interest, financial statements and external reporting, use of Company funds and assets, and confidentiality. This policy also provides a process for reporting violations designed to ensure accountability.
Insider Trading Policies and Procedures
The Company's Insider Trading Policy governs the purchase, sale and other dispositions of its securities by directors, senior management and employees. The Company also follows procedures for the repurchase of its securities. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations as well as NYSE listing standards. A copy of the Insider Trading Policy is filed as Exhibit 19.1 to the 2025 Annual Report.

Corporate Governance Framework
●	Board of Directors Governance Principles and Code of Conduct ("Board Governance Principles")
●	Business Conduct and Ethics Policy — Employees/Directors and Contractors/Consultants ("Ethics Policy")
●	Code of Ethics for Senior Financial Officers ("Financial Officer Code of Ethics")
●	Insider Trading Policy
●	Audit Committee Charter
●	Compensation Committee Charter
●	Nominating and Policies Committee Charter
Any waiver of our Ethics Policy or our Financial Officer Code of Ethics (applicable to our CEO, CFO and Chief Accounting Officer) may only be authorized by the Board and its Audit Committee, respectively. Any waiver will be disclosed on our website as promptly as practicable, as may be required under applicable NYSE and SEC rules.
Stockholder Engagement
We believe that effective corporate governance should include regular, constructive conversations with our stockholders to proactively seek their insights, answer their inquiries and consider a diversity of perspectives on various issues. This ongoing dialogue allows our management team to update investors on a broad range of topics and in turn, helps management to gain an understanding of the perspectives and concerns of investors. It also promotes greater alignment of our governance and executive compensation practices with our stockholder's interests.
Between April 2025 and April 2026, our senior management team and, when appropriate, our CEO and other Board members engaged with stockholders representing approximately 85% of the outstanding shares of the Company. Our engagement consisted of recurring post-earnings communications as well as a significant number of one-on-one and group meetings, calls and investor conferences. We discussed a broad range of subjects, including our business, strategy and financial performance. In addition, we conducted calls to highlight our ongoing sustainability initiatives. See " — Sustainability Initiatives" below.

Highlights of our stockholder engagement throughout 2025 and in early 2026
●	Conducting active outreach with investors and interested potential investors
●	Coordinating roadshows to multiple cities to meet investors in person at their offices
●	Participating in investor conferences, one-on-one meetings, earnings calls and investors/analysts conversations
●	Reviewing the vote results from our 2025 Annual Meeting, incorporating insights and addressing feedback
●	Publishing our 2024 Sustainability Report in early 2025
●	Maintaining our Investor Relations website, email address and phone line
We intend to continue to consider stockholder feedback and voting guidelines of certain proxy advisory firms in the context of our ongoing stockholder engagement programs or future "Say on Pay" votes and to make adjustments based upon evolving best practices, market compensation information and changing regulatory requirements. See "CD&A — Stockholder Engagement and 2025 Say-on-Pay Vote" below.
Sustainability Initiatives
We view the active management of environmental issues as not only our responsibility as a responsible corporate citizen, but also as an opportunity to create new revenue streams while reducing risk for our Company and our customers. We are committed to operating responsibly, reducing our environmental impact and developing innovative technologies that address sustainability challenges.
To this end, we maintain a broad portfolio of sustainable solutions, including green chemistry (as defined by the United States Environmental Protection Agency) for the removal of hazardous chemicals, innovative solutions reducing environmental impact and products supporting the circular economy. In 2022, we set a Company-wide goal to reach sustainable product sales of $1 billion by 2030. Our net sales from sustainable products were approximately $900 million in 2025 as compared to approximately $820 million in 2024 and $720 million in 2023. We intend to continue to invest behind the development of new sustainable products for our customers as many of them are increasingly interested in more environmentally-friendly offerings.
For more information on our sustainability programs, performance and recognition, see our website at www.elementsolutionsinc.com/sustainability. For information on our Board oversight of sustainability matters, see "— Corporate Responsibility and Sustainability" below.
Board of Directors
The Board oversees the conduct of our day-to-day operations and risk management to ensure that long-term interests of stockholders are being served. In doing so, the Board seeks to provide leadership and advice to our senior management team. In addition, the Board oversees the Company's business strategy and planning, and evaluates the performance of our CEO and senior leadership team in executing such business strategy, assessing and mitigating risks, and managing the Company’s day-to-day operations.

Board Leadership Structure
CEO and Executive Chairman
The positions of CEO and Executive Chairman of the Board are separated at ESI considering the differences between the two roles. This structure allows our CEO to focus on strategic planning and execution of our day-to-day performance while our Executive Chairman focuses on providing long-term strategic direction to the Board as well as our management team.
Sir Martin, our founder, has served as Executive Chairman of the Board since 2019. The Board believes this leadership structure was appropriate considering Sir Martin's significant ownership in the Company and his advisory role to our CEO and the rest of our senior management team. Since his appointment, Sir Martin has been involved in strategic and material decisions which has provided substantial value to the Company.
In anticipation of the 2026 Annual Meeting and after discussions with the Board, Sir Martin decided not to stand for reelection. Sir Martin will, therefore, retire from the Board at the expiration of his current term, as of the date of the 2026 Annual Meeting. Sir Martin, however, confirmed that he will continue to assist and advise the Company under the Advisory Services Agreement, dated October 31, 2013 (the "Services Agreement"), between the Company and Mariposa Capital, LLC ("Mariposa Capital") for a minimum of three years. In addition, it is the Board's intention to invite Sir Martin to attend future Board meetings as an observer. Sir Martin confirmed that he has agreed to remain subject to the same Company blackout periods and trading restrictions as the Board members.
Assuming Mr. Ashken is elected by the Company's stockholders at the 2026 Annual Meeting, the Board expects Mr. Ashken to serve as the new independent, non-executive Chairman of the Board, effective as of the date of the meeting. Mr. Ashken's service as Chair of the Nominating and Policies Committee has provided him with a strong understanding of our governance framework. In addition, as a long-standing member of our Board, having served on all of its committees, Mr. Ashken deeply understands and is able to clearly articulate to the Board the issues, challenges and opportunities facing our Company, and to lead discussions on long-term strategy and important matters of our business. Finally, his experience serving on other public company boards and board committees equips him with the skills necessary to effectively lead our Board.
If appointed, the responsibilities of Mr. Ashken as Chairman would include:

●	Maintaining ongoing engagement with the CEO through regular one-on-one meetings and informal check-ins outside of formal Board meetings
●	Acting as a liaison between the Board and management
●	Calling meetings of the Board and independent directors
●	Setting the agenda for Board meetings in consultation with the other directors, the CEO and the Secretary
●	Reviewing Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items
●	Reviewing and approving Board meeting materials before circulation and providing guidance to management on meeting presentations
●	Chairing Board meetings, including the executive sessions of the independent directors
●	Participating in the annual CEO performance evaluation and, in coordination with the Chair of the Compensation Committee, participating in the CEO succession planning process
●	Consulting with the Committee Chairs on the Board’s annual self-evaluation process
Independent Lead Director
Assuming the appointment of Mr. Ashken as the new Chairman of the Board, the Board expects to no longer have a separate independent Lead Director appointed and it thanks Mr. Goss for his commitment and service in this position.

Presently, the independent Lead Director presides over non-executive sessions and performs any duties more appropriately performed by an independent director which would otherwise be performed by the Chairman. The Board believed that a Lead Director with meaningful independent oversight responsibilities, coupled with an Executive Chairman and a separate CEO, provided the optimal leadership structure for the Company at that time.
The duties of our Lead Director, currently Michael F. Goss, include:

Independent Lead Director - Primary Responsibilities
●	Leads periodic non-executive sessions of the independent directors with a focus on Board effectiveness
●	Serves as a liaison between our Executive Chairman and the independent directors
●	Facilitates communication between the Board and management
●	Represents the Board on related party transactions
●	Such other functions as the Board may direct from time to time
The strong working relationships among the future new Chairman, our CEO and the other directors would continue to be supported by a Board governance culture that fosters open communications among the Board members. This approach helps to develop an understanding of issues, promotes appropriate oversight and encourages the discussion of matters essential to leading a complex and dynamic company such as ESI.
Director Independence
Our Board Governance Principles require that a majority of our Board members satisfy the independence requirements of the NYSE and the SEC. The NYSE rules require the Board to evaluate the independence of its directors at least annually. In general, "independent" means that a director has no material relationship with the Company. In performing their duties, directors are expected to avoid any action, position, influence or relationship with respect to any activity that could impair their judgment or objectivity in the course of their service to the Company.
In evaluating these independence standards, our Board specifically considers, among other things, the present and past employments as well as other direct or indirect affiliations or relationships of each director with the Company, as described in the biographies of the director nominees provided under "PROPOSAL 1 - ELECTION OF DIRECTORS" above. Based on these standards, the Board has determined that each of the following non-employee directors is independent in accordance with the NYSE and SEC guidelines:

Independent Director Nominees (86% of the Board)
Ian G.H. Ashken (Proposed Chairman, if elected)	Michael F. Goss
Elyse Filon	E. Stanley O'Neal
Christopher T. Fraser	Susan W. Sofronas
Based on these standards, the Board has also determined that Mr. Gliklich, who currently serves as CEO of the Company, is not an independent member of the Board. Sir Martin, currently serving as Executive Chairman of the Board, and not standing for reelection this year at the 2026 Annual Meeting, is not independent either.
Risk Management and Oversight
Our Board of Directors provides risk oversight while management is responsible for the actual day-to-day management of risks the Company faces. In this role, the Board must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance, and reviewing the measures implemented to address and mitigate these risks. We believe this division of responsibility is the most effective approach for addressing risk management.
The Board executes its oversight responsibility directly and through its three standing committees: Audit; Compensation; and Nominating and Policies (each, a "Committee" and collectively, the "Committees"). The areas of risk reported to the Board may change based on business conditions and recent developments, such as the development over time of the Company's artificial intelligence ("AI") strategy. Overall, the Board and its Committees focus on financial, operational, business, legal, regulatory, reputational, governance, managerial and sustainability risks that may affect the Company as well as the Company's general risk assessment and risk management strategies.
Each of our directors has substantial experience managing and overseeing risks specific to complex, international organizations like ours which they leverage while serving on our Board. See "PROPOSAL 1 – ELECTION OF DIRECTORS" above. The key oversight responsibilities of each of the Board's Committees are described in further detail below under "— Board Committees."
Director Attendance and Meetings
During 2025, the Board of Directors held a total of ten meetings and acted by written consent four times. During 2025, each director attended over 75% of the total number of meetings of the Board during the period for which he or she was a director and the total number of meetings of all Committees of the Board on which he or she served. Two directors attended the 2025 Annual Meeting and were available to respond to questions.
Executive sessions or meetings of non-employee directors without management present are generally held as part of most regularly scheduled Board and Committee meetings. The discussion leader for executive sessions of the full Board is Mr. Goss in his capacity as independent Lead Director of the Board.
In addition, Ms. Filon, Mr. Goss and Mr. Ashken, as chairs of these Committees, generally preside over executive sessions of the Audit Committee, the Compensation Committee and the Nominating and Policies Committee, respectively.
Board Committees
Each Committee is comprised entirely of independent directors as determined under the independence requirements of the SEC, the NYSE corporate governance listing standards and our Board Governance Principles.
Copies of the written charters for each of the Committees setting forth their respective responsibilities can be found under the Investors – Corporate Governance – Governance Documents section of our website at www.elementsolutionsinc.com. Copies may also be obtained upon request, without charge, by writing to the Company Secretary at 500 South Pointe Road, Suite 200, Miami Beach, Florida 33139.

Below is a summary of our Committee membership, key oversight responsibilities and number of meetings in 2025.
AUDIT COMMITTEE

Key Oversight Responsibilities
•Reviews all accounting and financial reporting activities, including internal accounting and financial controls and annual audit of the Company's financial statements
•Approves the appointment, compensation and retention, and oversees the work, of our independent auditors, including review and pre-approval of all audit and non-audit services and related fees
•Reviews quarterly and year-end financial statements with management and our independent auditors
Chair Elyse Filon	•Oversees our internal audit function, reviews any significant reports to management arising from such function and reports to the Board
Members Christopher T. Fraser Michael F. Goss	•Reviews complaints under and compliance with the Company's corporate governance guidelines, in particular regarding questionable accounting, internal accounting controls or auditing matters
•Oversees the Company's policies and procedures with respect to risk assessment and risk management
•Reviews and approves related party transactions and related disclosures required to be disclosed pursuant to SEC rules
The Audit Committee met 5 times in 2025.
The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.
As indicated above, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent auditors in accordance with procedures adopted by the Audit Committee. See "PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026 - Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services" below. See also the Report of the Audit Committee included in this Proxy Statement for information about our 2025 annual audit.
Independence and Financial Expertise
Our Board of Directors has reviewed the background, experience and independence of the Audit Committee members and, based on this review, has determined that each of its members:
•meets the independence requirements of the NYSE corporate governance listing standards;
•meets the enhanced independence standards for audit committee members required by the SEC; and
•is financially literate, knowledgeable and qualified to review financial statements.
In addition, our Board has determined that Ms. Filon, Mr. Fraser and Mr. Goss each qualifies as an "audit committee financial expert" within the meaning of the applicable SEC regulations.

COMPENSATION COMMITTEE

Key Oversight Responsibilities
•Assists the Board in developing and evaluating potential candidates for executive positions, including CEO, and oversees executive succession plans
•Reviews and recommends to the Board with respect to CEO compensation and CEO corporate goals and objectives
•Reviews other non-CEO executives' compensation and oversees management's decisions concerning the performance and compensation of executives
•Reviews on a periodic basis compensation and benefits paid to directors
Chair Michael F. Goss
•Reviews the Company's incentive compensation and other stock-based plans and recommends to the Board changes as needed to assure the alignment of the Company's interests with those of the Company's stockholders

Members Ian G.H. Ashken Susan W. Sofronas	•Prepares a Compensation Committee report on executive compensation required by the SEC to be included in the Company's annual proxy statements

The Compensation Committee met 3 times in 2025.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. This Committee also has authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion after taking into consideration all factors relevant to the independence of such consultants, counsel or advisors. The Compensation Committee has sole authority to approve related fees and retention terms, and is provided with appropriate funding, as determined by the Compensation Committee, for payment of compensation to such consultants, counsel or advisors.
Independence
The Board of Directors has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each of these members:
•meets the independence requirements of the NYSE corporate governance listing standards;
•meets the enhanced independence standards for compensation committee members required by the NYSE and the SEC; and
•to the extent applicable, is an "outside director" pursuant to the criteria established by the Internal Revenue Service.
In addition, the Board has determined that each of Mr. Goss, Mr. Ashken and Ms. Sofronas is independent pursuant to the enhanced independence standards for compensation committee members set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual, based on evaluations conducted in accordance with and considering the factors set forth in that same section.
Role of Compensation Consultants
The Compensation Committee has sole authority to retain compensation consultants or advisors to discuss specific compensation matters or assess the overall competitiveness of the Company's compensation arrangements. Compensation consultants or advisors may also assist the Committee with the setting of executive and non-employee director compensation. From time to time, management also retains its own outside compensation consultants.

In 2025, the Compensation Committee engaged Frederic W. Cook & Co., Inc. ("FW Cook"), a leading compensation consultant, to conduct a comprehensive review and evaluation of the Company's executive compensation program. This process consisted of peer benchmarking, the review of industry trends as well as consideration of market factors, such as the Company's financial results, and individual roles, tenure and performance. As a result of this review, the Compensation Committee, upon FW Cook's recommendation, approved a new proxy peer group, revised components of our executive compensation plan and granted new share awards to certain members of our senior executive team in order to partially remediate certain discrepancies between executive total compensation and Company performance for the period 2022-2025. See " — Components of the Executive Compensation Program" under "EXECUTIVE COMPENSATION — CD&A" below for more information.
FW Cook was engaged exclusively by the Compensation Committee on these compensation matters and did not have other consulting arrangements with the Company. As required under the NYSE listing rules, the Compensation Committee has assessed the independence of FW Cook pursuant to the SEC rules and concluded that no conflicts of interest existed.
Role of Management
Our executive compensation structure is periodically reviewed by our human resources ("HR") group and senior management based on their collective review of information about the ESI Peer Group (as defined below) and recommendations provided by the Company’s compensation consultants, together with analysis of other general market trends and executive compensation data.
Our Compensation Committee relies on our management team for legal, tax, compliance, finance and HR recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs of our senior executives. The Compensation Committee considers this information in conjunction with the recommendations and information provided by its independent compensation consultants.
Our CEO and our General Counsel and Secretary ("GC") generally attend Compensation Committee meetings, with the head of human resources ("HR Lead") joining when applicable and as requested by the Compensation Committee. CEO performance and compensation are discussed by the Compensation Committee in executive session with advice and participation from the Compensation Committee’s independent compensation consultants, when applicable and as requested by the Compensation Committee. Our CEO and HR Lead, without the presence of any other members of senior management, actively participate in the compensation discussions of our senior executives, including making recommendations to the Compensation Committee as to the amount and form of executive compensation (other than their own).
Compensation Committee Interlocks and Insider Participation
During 2025, no member of the Compensation Committee was an officer, employee or former officer of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to SEC regulations. In addition, no executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under SEC regulations.

NOMINATING AND POLICIES COMMITTEE

Key Oversight Responsibilities
•Leads the search for director nominees according to established criteria in its charter
•Reviews Committee structure and recommends membership
•Reviews corporate governance guidelines on a periodic basis and recommends changes to the Board as necessary
•Oversees self-evaluations of the Board and its Committees
•Reviews director nominations submitted by stockholders, if any
•Assures the effective representation of the Company's stockholders
Chair Ian G.H. Ashken	•Reviews periodically the Company's sustainability and social responsibility efforts and related policies
Members Christopher T. Fraser E. Stanley O'Neal
The Nominating and Policies Committee met 2 times in 2025.
The Nominating and Policies Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more of its members or to sub-committees.
Independence
Our Board has reviewed the background, experience and independence of the Nominating and Policies Committee members and, based on this review, has determined that each member of the Committee meets the independence requirements of the SEC and the NYSE corporate governance listing standards.
Anticipated New Committee Assignment
Assuming the election of Mr. Ashken by the Company's stockholders at the 2026 Annual Meeting, the Board intends to appoint Mr. Christopher T. Fraser, an independent director, as the new Chair of the Nominating and Policies Committee, effective as of the date of the meeting. Mr. Fraser has been a member of the Committee since June 2021 and, as such, has a strong understanding of our governance framework and policies. See "— Board of Directors — Board Leadership Structure" above for more information on anticipated governance changes, effective as of the date of the meeting.
Corporate Responsibility and Sustainability
Governance
The Board oversees our corporate responsibility program and initiatives. Sustainability matters generally are part of its oversight of our Company-wide risk management program. Directly and/or through its standing Board Committees (Audit, Compensation, and Nominating and Policies), the Board reviews strategic, operational, financial reporting, compliance, environmental (e.g., climate-related events), social (e.g., human capital management) and cybersecurity risks, leveraging the Company’s Risk Management framework.
The Committees of the Board focus on risks relevant to their respective areas of responsibilities. In the context of its responsibilities, as defined in its charter, our Nominating and Policies Committee oversees our sustainability and social responsibility efforts, and as such receives updates from management on progress towards our sustainability goals, strategy, reporting of metrics and related disclosures. See "— Board Committees" above.

Our senior management team is primarily responsible for the Company's sustainability strategy and for managing risks associated with operations, financials and disclosure. In that context, management considers a variety of risks to the Company, including environmental, social, financial, integration, strategic, IT, cybersecurity, AI, technology, operational, compliance, legal/regulatory and reputational risks.
Our formal governance structure is designed to ensure that our sustainability initiatives are appropriately managed and tracked throughout our organization:

ESG Executive Steering Committee ("ESG Committee")	The ESG Committee is comprised, among others, of our CEO, CFO, GC, HR Lead and Senior Director of ESG Strategy. Its duties and responsibilities include:
•Spearheading our sustainability activities, including implementing our strategy
•Developing, monitoring and working toward achieving our objectives and priorities, including our sustainability goals
•Identifying opportunities for improvement and monitoring progress against our commitments
•Steering supply chain sustainability

Sustainability Council
The Sustainability Council, which reports to the ESG Committee, consists of cross-functional representatives who lead our sustainable manufacturing practices by promoting the sustainable operation of our facilities and offices in order to reduce our environmental footprint.

Informed by the Sustainability Council, the ESG Committee provides periodic updates to the Nominating and Policies Committee and, as appropriate, to the Board on sustainability matters and related risks, including risks pertaining to environmental regulation and compliance, the potential impacts of increased frequency and severity of extreme weather events, risks of employee health and safety incidents and related economic risks. We believe this governance structure provides appropriate risk oversight of sustainability matters affecting the Company.
For more information, see our website at www.elementsolutionsinc.com/sustainability.
Cybersecurity Risk Management
Our Chief Information Security Officer (CISO) provides periodic updates to the Board on the state of our cybersecurity management program in addition to, when needed, ad hoc information about any significant cybersecurity matters and/or strategic risk management decisions. We also have established policies and processes designed to manage cybersecurity defenses, controls and programs, including ISO 27001 compliant security procedures. Our processes are also evaluated by expert cybersecurity firms through various security assessments and audits, which help us identify and mitigate cyber-related risks to our businesses.
For more information on our cybersecurity and information security, see Part I, Item 1C. Cybersecurity in the 2025 Annual Report.
Human Capital Management
The Board and its Committees oversee the Company’s human capital management strategy, talent development and corporate culture. To this end, the Board receives regular updates throughout the year on key talent metrics for the overall workforce.
For more information on human capital management, see Part 1, Item 1. Business in the 2025 Annual Report.
Climate Change Risk Management
As an asset-light formulator, our greenhouse gas ("GHG") emission intensity rate is modest for a manufacturing business. Regardless, we monitor our electricity and energy consumption and are committed to driving our GHG emissions even lower, as demonstrated by our sustainability goals related to our emissions reduction.
We believe our operational structure, flexible supply chain and comprehensive risk management procedures provide a strong foundation for managing potential climate-related risks. We also believe climate change presents robust commercial opportunities for our business, including in clean technology markets, such as vehicle electrification.
For more information, see our website at www.elementsolutionsinc.com/sustainability.
Board and Committee Assessment Process
During the year, our Executive Chairman receives input on the Board’s performance from the other directors and discusses this feedback with the full Board. The Executive Chairman, with the assistance of the Chair of the Nominating and Policies Committee, also oversees the review of the Board's performance which includes annual self-assessments by each Committee, relying on a review process similar to that used by the Board with performance criteria for each Committee established on the basis of its responsibilities as listed in its charter. These self-evaluations are discussed with the full Board each year.
Succession Planning

To ensure continuity in our senior leadership, the Board oversees the development of executive talent and planning for the effective succession of our Board members, CEO, other executives and members of senior management. As part of this process, our CEO and other executive officers are required to prepare a detailed development and succession plan for themselves and for their direct reports on an annual basis. These plans are reviewed and discussed by the Board annually.
Certain Relationships and Related Transactions
Related Party Transaction Policy
The Board and the Audit Committee have adopted written policies and procedures relating to the approval or ratification of transactions with "related parties." Under such policies and procedures, the Audit Committee is to review the material facts of related party transactions that require its approval and either approve or disapprove of the entry into such transactions, depending on whether the particular transaction serves the best interest of the Company and its stockholders. In addition, pursuant to our Board Governance Principles and our Ethics Policy, all directors are expected to avoid any action, position or interest that conflicts with the interest of the Company or gives the appearance of conflict. No member of the Audit Committee may participate in any review, consideration or approval of any related party transaction with respect to which such member, or any of his or her immediate family members, is the related party.
Under our policies and procedures, a "related party transaction" represents any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, the Company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director and/or a less than 10% beneficial owner of another entity). A "related party" is any person who is or was, since the beginning of the last year for which the Company has filed an annual report on Form 10-K and a proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director, any 5% or greater stockholder of the Company, or any immediate family member of any of the foregoing. Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Transactions with Related Parties
The following transactions were reviewed and approved in accordance with the policies and procedures discussed above:
Under the Services Agreement between the Company and Mariposa Capital, an affiliate of Sir Martin, Executive Chairman of the Board, Mariposa Capital provided certain services to the Company and received in 2025 an annual services fee of $2.0 million in addition to reimbursement for expenses of approximately $13,100.
Assuming Mr. Ashken is elected at the 2026 Annual Meeting, the Board expects Mr. Ashken to serve as the new independent, non-executive Chairman of the Board. Sir Martin, however, indicated that he will continue to assist and advise the Company under the Services Agreement for a minimum of three years.
In 2025, following discussions with FW Cook, its independent compensation consultant, the Compensation Committee approved the cancellation of the outstanding 2022 "stretch" incentive awards due to their lack of incentive value. Consistent with the treatment of the other participants in the "stretch" program and as discussed in "CD&A — Compensation Philosophy and Objectives — December 2025 Share Awards" below, Sir Martin received 225,000 shares upon vesting of a share award granted on that day, subject to lock-up restrictions which expire ratably on the first, second and third anniversary of the vesting date. This award is also subject to the Company’s Clawback Policy related to executive compensation. Our closing stock price per share on the vesting date was $27.58.
As previously reported, we lease office space for our corporate offices in Miami, Florida under a five-year lease agreement, which commenced in April 2019 and was renewed in May 2024 for an additional five years. Under this lease, we are required to pay a market-based rent in an aggregate amount of approximately $563,832 as of January 1, 2025 through the end of its term, plus the proportionate share of the operating expenses, taxes and insurance over this period. An affiliate of Sir Martin owns the leased premises.
Involvement in Certain Legal Proceedings
To our knowledge, no director, executive officer or person nominated to become a director or an executive officer has, within the past 10 years, been involved in legal proceedings that are material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers. We are not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company, or any associates of any such persons, is a party adverse to the Company or any of its subsidiaries, and none of such persons has a material interest adverse to the Company or any of its subsidiaries.

DIRECTOR COMPENSATION

Director Compensation Program
The Company uses both cash and stock-based incentive compensation to attract and retain qualified individuals to serve on its Board. Under our non-employee director compensation program, for the service year from the 2025 Annual Meeting to the 2026 Annual Meeting, each non-employee director received annual cash fees for Board and any Committee memberships (paid quarterly) and restricted stock units ("RSUs"). These RSUs were granted on June 3, 2025, the date of the 2025 Annual Meeting, and will vest on May 4, 2026 (the earlier of the one-year anniversary of their grant date and the date of the 2026 Annual Meeting as per the terms of the RSU agreements), subject to continuous directorship through this vesting date.
We believe a meaningful portion of a director’s compensation should be provided in equity-based awards in order to align our directors' and stockholders' interests. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties serving on the Board and its Committees, as applicable, the skill-level required for such service and the need to continue to attract highly-qualified candidates to serve on the Board. Director compensation arrangements are reviewed annually to maintain such standards.
The following table summarizes the components of our 2025 director compensation program, which remained unchanged as compared to our 2024 program:

Board Annual Fees
Board Membership Fee	$75,000
RSU Grant	$140,000 approx. value
Incremental Fees for Board Leadership
Lead Director Fee	$20,000
Committee Membership Fee	$7,500
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating and Policies Committee Chair	$15,000
Dividend equivalents. Each 2025 RSU provides for cash dividends equivalents, which accrue when and as dividends are paid on our common stock. Dividend equivalents are subject to the same vesting, settlement and other terms and conditions as the RSUs to which they relate and are not distributed until the shares underlying these RSUs are issued.
Director expenses and other benefits. Our non-employee directors are reimbursed for expenses incurred in attending Board, Committee and stockholder meetings as well as for expenses associated with these and other Board activities.
Stock ownership guidelines. Non-employee directors with more than one year of service are expected to directly own at least 1,000 shares of our common stock. All qualifying directors meet these stock ownership guidelines. For complete beneficial ownership information relating to our directors, see "SECURITY OWNERSHIP" below.
Director Compensation in 2025
The following table sets forth the compensation earned and RSUs granted by the Company to our non-management directors for their services as directors for the year ended December 31, 2025:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Ian G.H. Ashken	97,500	140,000	1,934	239,434
Elyse Filon	95,000	140,000	1,934	236,934
Christopher T. Fraser	90,000	140,000	1,934	231,934
Michael F. Goss	122,500	140,000	1,934	264,434
E. Stanley O’Neal	82,500	140,000	1,934	224,434
Susan W. Sofronas	82,500	140,000	1,934	224,434

(1)As CEO of the Company, Mr. Gliklich received no compensation for his services as a director nor did Sir Martin, our founder director and current Executive Chairman. In 2025, under the Services Agreement between the Company and Mariposa Capital, an affiliate of Sir Martin, Mariposa Capital received an annual services fee of $2.0 million. On December 10, 2025, Sir Martin received a share award of 225,000 shares which vested on that same day, subject to lock-up restrictions. See "— Certain Relationships and Related Transactions —

Transactions with Related Parties" above and "CD&A — Compensation Philosophy and Objectives — December 2025 Share Awards" below for more information.
(2)Reflects the annual non-executive Board membership fee and incremental Committee and Committee chair fees for each director, as applicable.
(3)Reflects the aggregate grant date fair value of RSUs granted to directors in 2025 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 ("ASC Topic 718"). Except for Sir Martin, each of the directors indicated above was granted 6,539 RSUs on June 3, 2025, the date of the 2025 Annual Meeting, as incentive compensation for their respective 2025-2026 directorships. In each case, these RSUs were unvested and outstanding at December 31, 2025 and will vest on May 4, 2026, subject to continuous directorship through this vesting date. For additional information on the valuation assumptions, refer to Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2025 Annual Report.
(4)The amounts shown represent the value of the accrued cash dividend equivalents settled in 2025 upon vesting of the RSUs granted in 2024 for their respective 2024-2025 directorships.
For complete beneficial ownership information relating to our directors, see "SECURITY OWNERSHIP" below.
Indemnification
Our Certificate of Incorporation and our Amended and Restated By-Laws provide that we will indemnify any of our directors, to the fullest extent permitted by applicable law, against any and all costs, expenses or liabilities incurred by them by reason of being or having been a member of the Board. In addition, we entered into Director and Officer Indemnification Agreements with certain of our current directors in order for them to be free from undue concern about personal liability in connection with their services to the Company.

EXECUTIVE OFFICERS OF THE COMPANY

The following is a list of the Company's executive officers as of March 23, 2026 and their respective biographical information. For the biography of Mr. Gliklich, CEO of the Company, see "PROPOSAL 1 – ELECTION OF DIRECTORS" above.

Name	Age	Title

Benjamin H. Gliklich	41	Chief Executive Officer ("CEO") and director nominee
Carey J. Dorman	37	President, Enterprise Operations and Chief Financial Officer ("CFO")
Richard L. Fricke	55	President, Electronics ("President, Electronics")
Matthew Liebowitz	37	President, Specialties ("President, Specialties")
Caroline S. Lind	52	General Counsel and Secretary ("GC")

Carey J. Dorman is President, Enterprise Operations and Chief Financial Officer of Element Solutions. Prior to being promoted to this role in October 2025, Mr. Dorman served as Executive Vice President, Chief Financial Officer of Element Solutions from March 2019 to October 2025, Corporate Treasurer and VP, Investor Relations of Element Solutions from February 2018 to March 2019 after having served as Senior Director, Corporate Development from April 2017 to February 2018 and as Director – Corporate Development from April 2015 to April 2017. In his prior roles, Mr. Dorman’s responsibilities included capital markets, corporate development, financial planning, investor relations and merger integration. Prior to joining Element Solutions in April 2015, Mr. Dorman worked for Taconic Capital Advisors, a global investment firm, from 2013 to 2015, and for Goldman Sachs & Co. from 2011 to 2013. Mr. Dorman holds Bachelor's degrees in Engineering and in Economics from Brown University.
Richard L. Fricke is President, Electronics of Element Solutions. Prior to being appointed in this role in October 2025, Mr. Fricke had served in various leadership roles at Element Solutions: Executive Vice President and Head of

Electronics since July 2024; Senior Vice President, Electronics of Element Solutions from February 2024 to July 2024; Senior Vice President, Electronic Solutions from January 2024 to February 2024; Senior Vice President, Semiconductor & Assembly Solutions from June 2022 to January 2024; and Vice President & General Manager, Semiconductor from April 2020 to June 2022. He joined Element Solutions with over 15 years of experience in the semiconductor industry, most recently as Vice President & General Manager of the Electronic Materials business of Honeywell International Inc. (“Honeywell”) from February 2017 to April 2020. Prior to this role, he served in various leadership positions at Honeywell, including as Vice President & General Manager of their Performance Materials and Technology (PMT) division for their Asia Pacific business. Before joining Honeywell in April 2011, Mr. Fricke was Senior Director, General Manager of the Implant & Advanced Material Solutions of ATMI, Inc. (now Entegris, Inc.) from 2006 to 2011 and Director, Global Marketing / Product Management at Danaher Corporation from 2002 to 2006. Mr. Fricke holds a B.A. in Biology from the University of Connecticut as well as an MBA from New York University’s Stern School of Business.
Matthew Liebowitz is President, Specialties of Element Solutions. Prior to being promoted to this role in October 2025, Mr. Liebowitz had served as Executive Vice President, Strategy and Head of Industrial & Specialty from February 2024 to October 2025, Senior Vice President of Strategy & Integration of Element Solutions since June 2021 to February 2024 and previously as Vice President, Strategy & FP&A from January 2019 to June 2021; Director of Global FP&A from April 2017 to January 2019; and Associate Director of Special Projects from November 2015 to April 2017. In his prior roles, Mr. Liebowitz’s responsibilities included strategy deployment, corporate development, merger integration, capital markets, financial planning, investor relations and capital planning. Prior to joining Element Solutions in April 2015, Mr. Liebowitz held investing and research analyst positions at Nomura and UBS Investment Bank. He holds a B.S. in Finance from the University of Maryland.
Caroline S. Lind is General Counsel and Secretary of Element Solutions. Prior to being promoted in this role in November 2025, Ms. Lind served as Vice President, Legal - Corporate & Securities since June 2022 and as Corporate Associate Attorney from February 2014, when she joined the Company. Prior to joining ESI, Ms. Lind was in private law practice at global law firms in New York, NY and Paris, France, including Simpson Thacher & Bartlett LLP and Sherman & Sterling LLP (now known as A&O Shearman). Ms. Lind holds an LL.M. degree from Tulane University Law School (LA) and a Master of Business and International Laws (D.E.A) and J.D. equivalent from the University of Panthéon-Assas (Paris II), France.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis ("CD&A") presents our overall executive compensation philosophy and the main components of our 2025 executive compensation program as it applied to our NEOs (as defined under "EXECUTIVE COMPENSATION TABLES – 2025 Summary Compensation Table" below):
The CD&A is organized as follows:

Section	Page	Section	Page

2025 Highlights	23	Components of our Executive Compensation Program	31
Compensation Philosophy and Objectives	23	Employment Arrangements	41
Compensation-Related Corporate Governance	27	Report of the Compensation Committee	42
Executive Compensation Setting Process	28

2025 HIGHLIGHTS
We are a leading global specialty chemicals technology company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, high-performance computing, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing and offshore energy.
Element Solutions had a robust year in 2025. We reported record results, despite continued western industrial weakness and the divestiture of our Graphics business in the first quarter. We delivered double-digit organic growth in our electronics business, found numerous ways to improve our existing businesses through productivity improvements, targeted commercial investments and technical capability expansion, and expanded our presence in attractive adjacencies through acquisitions. Even in our weaker end-markets, we delivered profit growth. The 2025 compensation of our NEOs reflects our strong execution and financial results.
Our key financial and operational achievements in 2025 include:

KEY ACHIEVEMENTS

Outstanding Operating Results	Net sales increased 4% year-over-year to $2.55 billion
Reported net income of $191 million
Adjusted EBITDA* of $548 million

EFC Acquisition	On January 2, 2026, we completed the acquisition of EFC Gases & Advanced Materials, a provider of high-purity specialty gases and other advanced materials, for a purchase price of approximately $369 million, net of cash and subject to adjustments, with a potential earn-out based on EFC's 2026 performance of up to $30.0 million cash or 1.16 million Company shares. This opportunity was sourced early in 2025 with due diligence, negotiation and transaction announcement completed by the end of 2025.

Micromax Acquisition	On February 2, 2026, we completed the acquisition of Micromax, a global supplier of advanced electronics inks and pastes, for a purchase price of approximately $500 million, net of cash and subject to adjustments. This opportunity was also sourced and announced in 2025 with due diligence and negotiation completed, and closing occurring, in early 2026.

Cash Dividends	In 2025, we paid approximately $77.8 million in dividends to our stockholders.

Repurchases of Common Stock
During the year ended December 31, 2025, we repurchased 1.2 million shares of our common stock for $25.0 million. The remaining authorization under our stock repurchase program was approximately $556 million at December 31, 2025.

* For definitions and reconciliations of these non-GAAP financial measures, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.

COMPENSATION PHILOSOPHY AND OBJECTIVES
The core of our executive compensation philosophy is that rewards should be linked to the achievement of quantifiable financial and operating performance goals that translate to stockholder value creation. We design our executive compensation program and benefit policies to attract, retain and reward our NEOs and the teams necessary to execute against our strategies, which are explicitly intended to deliver value to both our customers and stockholders. To this end, we believe executive compensation should be (i) aligned with the performance of multiple financial and operational metrics and (ii) tied to drivers of stockholder return.

Our executive compensation program, for the NEOs and our employees in general, appropriately balances base pay versus variable pay and short-term objectives versus long-term value creation with the ultimate goal of sustainably compounding intrinsic value per share. We believe we have significant risk mitigators, which are designed to ensure balance and further align executive compensation and stockholders' interests, including the following:
•Our overall compensation levels are competitive with the market;
•Our Annual Bonus Plan and LTI Program offer variable short-term cash and variable long-term equity grant awards, respectively. In addition, (i) our performance goals are multi-dimensional (i.e., adjusted EBITDA, adjusted EPS and adjusted EBITDA CAGR), providing a range of Company performance over which incentives are paid, (ii) our performance goals are aligned with our annual budget and longer-term business objectives, (iii) our performance goals are quantitative financial measures as opposed to discretionary or subjective metrics, (iv) we use sliding payout scales, in which payouts in certain instances are linearly interpolated for performance falling between the performance levels and (v) our NEOs' individual objective opportunities are tied to quantitative financial metrics and capped;
•RSUs are awarded in tandem with performance-based PRSUs with PRSUs typically representing 67% of the annual LTI award. Our RSU grants have a three-year vesting period and vest in 1/3 increments each year. Our PRSU grants have a three-year performance period and vest at the end of the three years, subject to the satisfaction of the applicable performance conditions;
•Our stock ownership policy provides guidelines for our NEOs and we prohibit our employees, including NEOs, from engaging in hedging transactions in our securities; and
•Our Clawback Policy applies to equity-based awards of the NEOs, as described in more detail under "— Components of the Executive Compensation Program" below.
The table below summarizes our compensation objectives, which guide our executive compensation program, structure and decisions and support our pay-for-performance philosophy:

Objectives	Our Actions

Attract and retain an effective leadership team
We offer total compensation packages designed to be competitive with the markets in which we operate. We seek to retain our executives by benchmarking their compensation packages relative to companies in the ESI Peer Group (see "— Market Benchmarking" below), which are of similar size, scope and complexity, and other factors deemed relevant.

Motivate and reward our executives with a focus on pay-for-performance
A meaningful portion of total executive compensation is weighted toward quantitative financial performance measures and is not guaranteed.
Our typical compensation package includes a mix of base salary, short-term cash incentives ("Annual Bonus Plan") and long-term equity incentive ("LTI") grants based on performance and retention — the balance of our compensation elements links directly to our objectives, motivating executives to outperform on our strategic goals. In line with our pay-for-performance compensation philosophy, when the Company outperforms or underperforms as compared to our pre-established goals, payouts can result in above or below target levels, respectively.

Objectives	Our Actions

Create a strong financial incentive that aligns with our long-term objectives and stockholders' interests
Through a combination of appropriate performance metrics and targets, our executive officers are paid according to how the Company performs, at the corporate level and segment level.

In 2025, the performance metrics used in our incentive programs included:
Annual Bonus*
Adjusted EBITDA and adjusted EPS

Long-term Incentive Plan*
•3-year LTI Awards — Constant currency adjusted EBITDA compound annual growth rate ("adjusted EBITDA CAGR") and adjusted EPS
•Relative TSR Multiplier – Performance share payout is modified by a multiplier based on our total shareholder return over the performance period relative to our Proxy Peer Group such that the payout is further linked to shareholder value creation
Management considers these measures as key indicators of the Company's operating performance and key drivers of long-term stockholder value.

* For definitions of these non-GAAP financial measures, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
Recent Developments
Cancellation of Executive Stretch Awards
In 2025, the Compensation Committee engaged FW Cook, an independent compensation consultant, to research discrepancies between the Board’s goal of incentivizing exceptional performance and the actual historical compensation paid to certain executives in light of the Company’s strong results in recent years. FW Cook's compensation analyses, including a benchmarking analysis of the compensation of the Company’s executives against its then existing proxy peer group, demonstrated that although the Company had delivered proxy peer group-leading total shareholder return ("TSR") over the past 3- and 5-year periods at the time of the analysis, total compensation for the Company’s CEO was below the midpoint with similar discrepancies existing for other executives. CEO compensation was in the bottom-quartile of the peer group cumulatively over that period.
Upon review of the 2022 stretch incentive program and following discussions with FW Cook, the Compensation Committee recommended the cancellation of the outstanding 2022 “stretch” incentive awards, due to their lack of incentive value. The 2022 stretch incentive program had been intended to incentivize management and reward participants for exceptional performance relative to the Company's proxy peer group. However, the performance target for those awards, which was to double adjusted earnings per share from 2021 to 2026, had been set based on record 2021 results that were impacted by the post-pandemic market rebound after the COVID-19 economic disruptions. Despite the strong relative stock price performance of the Company and relative earnings growth outperformance, it was established that the target was unattainable and that the program did not deliver compensation commensurate with that performance. Upon recommendation of the Compensation Committee, the Board approved the cancellation of the stretch incentive awards and the discontinuation of the use of similar stretch incentive programs going forward.
In addition, upon review of available options presented by FW Cook for remediating the historical pay discrepancy resulting from reliance on the 2022 stretch incentive program and for addressing total direct compensation going forward in a manner that would continue to incentivize exceptional performance, the Compensation Committee recommended, and the Board approved, the grant of new share awards to certain executives and, starting in 2026, the increase of the annual compensation of key leadership members. These changes were also intended to prevent similar pay vs. performance discrepancies from developing in the future. See "December 2025 Share Awards" and "— Components of the Executive Compensation Program" below for more information.

December 2025 Share Awards
Following the cancellation of the 2022 "stretch" incentive awards and to partially remediate the discrepancy between executive total compensation and the Company’s performance for the 2022-2025 period, the Compensation Committee recommended to the full Board, and the Board approved, share grants of 750,000 shares to Mr. Gliklich, 240,000 shares to Mr. Dorman, 160,000 shares to Mr. Liebowitz, 90,000 shares to Mr. Capps and 225,000 shares to the Company's Executive Chairman, who each had participated in the 2022 stretch incentive program. The individual grant value of these awards represented approximately 75% of the value of the original stretch awards received by each participant in 2022, which is a below-threshold payout compared to the original stretch performance levels of these awards despite the Company's top quartile stock price performance over the 2022-2025 period. These grants, which vested on December 10, 2025 (the "Effective Date"), are subject to a lock-up agreement whereby the recipients are required to hold the shares for a specified period of time. These lock-up restrictions expire ratably on the first, second and third anniversary of the Effective Date. These awards are also subject to the Company’s Clawback Policy related to executive compensation.
Revised Proxy Peer Group
As part of its executive compensation benchmarking analysis, FW Cook undertook an in-depth review of the Company's peer group and recommended a new peer group, which the Board approved upon recommendation of the Compensation Committee. Given the Company’s portfolio evolution, the Compensation Committee believes this refined peer group better reflects the Company’s size, end-market mix, margin profile and expected growth trajectory based on comparable performance goals. This peer group also incorporates many of the companies with whom we compete for talent. See "— Executive Compensation Setting Process — Market Benchmarking" below for more information.
2025 Performance Payouts
At its regularly scheduled February 2026 meeting, management and the Compensation Committee reviewed the Company's Annual Bonus Plan and 2023 LTI performance levels. In order to ensure that employees, including NEOs, are compensated on the basis of differential rather than circumstantial performance, the Compensation Committee approved adjustments to account for the impact of non-recurring events, as permitted under the terms of our incentive compensation plans. In 2025, these events consisted of divestitures, including the sale of our Graphics business in February 2025, movements in foreign-exchange rates and significant fluctuations of precious metals prices, in particular tin and silver prices. Excluding the impact of these events, adjusted EBITDA reached the pre-established "Maximum" achievement level of 6.5%, translating to a 200% payout level. Similarly, excluding the impact of the applicable adjustments, the 3-year cash return on investment ("CRI") improvement — an underlying performance metric for the 2023 PRSU grants — was at 40 bps between "Threshold" of 33 bps annual improvement and the "Target" level of 50 bps annual improvement, translating to a 70% payout level.
Management Transition
On November 1, 2025, Caroline S. Lind, General Counsel and Secretary of the Company, succeeded John E. Capps who retired in this role in connection with his planned reduction in duties and is no longer an executive officer of the Company. Mr. Capps has agreed to remain in an advisory role as Of Counsel to the Company. For the biography of Ms. Lind, see "EXECUTIVE OFFICERS OF THE COMPANY" above.

COMPENSATION-RELATED CORPORATE GOVERNANCE
To ensure continued alignment of executive compensation with Company performance and creation of stockholder value on a long-term, sustainable basis, we strive to follow best practices and strong compensation-related corporate governance policies.

Our key policies for executive compensation are set forth below:

What We Do		What We Don't Do
✓	Pay for performance with total executive compensation largely weighted toward financial performance and not guaranteed	X	Offer fixed-duration employment agreements to executive officers
	Select performance measures that support strategic objectives creating long-term value for stockholders		Provide tax gross-ups for severance or change-in-control payments
	Consider multiple performance metrics to encourage balanced focus		Guarantee pay increases or equity-based awards for executive officers
	Balance fixed and variable compensation as well as short- and long-term incentives		Allow hedging, pledging or short sales of Company stock
	Use multi-year vesting terms for all executive officer equity awards		Offer excessive perquisites to executive officers
	Clawback policy compliant with SEC requirements and NYSE listing standards		Allow liberal share recycling
Engage independent compensation consultants when necessary or appropriate
In addition, we actively engage with stockholders in soliciting input on our executive compensation program. See “CORPORATE GOVERNANCE — Stockholder Engagement” above and “— Stockholder Engagement and 2025 Say-on-Pay Vote” for a description of our stockholder engagement efforts.

EXECUTIVE COMPENSATION SETTING PROCESS
Annual Review of the Compensation Committee
The Compensation Committee is generally charged with the oversight of our executive compensation and incentive programs. In this role, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and our CEO performance assessment.
When making compensation decisions, with respect to our CEO or other executive officers, the Compensation Committee considers a variety of factors, including recommendations by our CEO, data from the ESI Peer Group, the dynamics of the global specialty chemicals industry and the end-markets in which we operate, alignment of our executive compensation program with stockholders' interests, stockholders' feedback, and voting guidelines of certain proxy advisory firms. The Compensation Committee also considers other factors it deems appropriate, including individual and Company past-year performance, the impact of acquisitions, divestitures, restructurings and/or other unusual items, expected future contributions of the executive to the Company and past equity grants.
As it deems appropriate and in its sole discretion, the Compensation Committee may also retain the services of independent outside consultants to assist in the strategic review of our programs and arrangements relating to executive compensation and performance.
Consideration of the Stockholder Advisory Vote on Executive Compensation
As part of its compensation setting process, the Compensation Committee evaluates the results of the most recent advisory vote of the Company's stockholders on executive compensation, commonly known as the "Say-on-Pay" vote, and any feedback received from the Company's largest stockholders in conjunction with this vote.

At our 2025 Annual Meeting, a significant majority of our stockholders, 93.92% of votes cast, supported the 2024 compensation of our executives. Considering this strong outcome, no specific component of our 2025 executive compensation program was altered on the basis of this vote.
In early 2025, we had, however, proactively taken into account the feedback of certain stockholders who specifically encouraged the addition of a relative TSR component and the replacement of CRI with adjusted EPS in our executive compensation program. Starting with our 2025 PRSU awards, a TSR modifier relative to the ESI Peer Group was adopted and adjusted EPS replaced CRI as an underlying performance metric in our three-year LTI program. See "— Components of the Executive Compensation Program" below for more information.
In addition, in discussions with stockholders, the incentive value of the 2022 "stretch" awards was often part of the dialogue with stockholders noting that the adjusted EPS target for those awards was unlikely to be attained despite the Company's strong relative stock price performance. This feedback contributed in part to the compensation decisions made in December 2025. See "Compensation Philosophy and Objectives — Recent Developments" above for more information.
The Compensation Committee will continue to consider the views of our stockholders in connection with our executive compensation program and refine it based upon evolving best practices, market compensation information, including on the basis of our revised proxy peer group, and changing regulatory requirements.
Market Benchmarking
As a reference point for evaluating our executive compensation program, we use a peer group (the "ESI Peer Group"), which consists of specialty chemicals companies and electronics industry participants whose businesses are comparable to ours and with whom we are likely to compete for executive talent.
We do not believe many companies compete directly with us in all lines of our business. In addition, we believe peer group data should be used as a point of reference, but not as the sole factor in our executive officers’ compensation. In general, the Compensation Committee’s objective is for target total direct compensation opportunities to be competitive with the peer group, with individual variation based on the individual’s performance, experience and role within ESI.
2025 Peer Group
For 2025, the following initial Peer Group remained the same as in 2024 and was as follows:

2025 ESI Peer Group
Albemarle Corporation	Innospec Inc.
Ashland Global Holdings Inc.	Minerals Technologies Inc.
Avient Corporation	Newmarket Corporation
Axalta Coating Systems Ltd.	Quaker Chemical Corporation
The Chemours Company	RPM International Inc.
Entegris, Inc.	Sensient Technologies Corporation
H.B. Fuller Company	Stepan Company
Ingevity Corporation

The table below illustrates ESI's position relative to the companies included in the 2025 ESI Peer Group with respect to market capitalization, adjusted EBITDA and revenue at December 31, 2025 based on information available in their respective public filings:

Element Solutions v. 2025 ESI Peer Group
($ millions based on 2025 financial results & market capitalization as of 12/31/25)
	Market Capitalization	Adjusted EBITDA	Revenue

75th percentile	6,676	817	4,257
Median	3,235	548	2,698
25th percentile	2,255	382	1,977
ESI	6,048	548	2,551
ESI's percentile	64%	50%	43%

We do not target executive compensation to the ESI Peer Group median. Instead, we strive to provide a compensation package that is competitive in the market taking into consideration each executive's performance and tenure, and that rewards each executive’s leadership and performance toward the achievement of the strategic and financial goals of the Company, thus translating to stockholder value creation. To this end, information from independent compensation consultants regarding pay practices at other companies is also provided to the Compensation Committee, when needed, as a resource for its deliberations relating to executive compensation. Such information is one of the many factors that both management and the Compensation Committee consider in assessing the reasonableness and appropriateness of the Company's executive compensation program.
Revised Peer Group
In 2025, the Compensation Committee engaged FW Cook, a leading compensation consultant, to conduct a comprehensive review and evaluation of our executive compensation program. As part of this process, FW Cook undertook an in-depth review of the Company's peer group and suggested a new peer group of 18 companies, which compare to the Company on the basis of key factors, such as scale (1/3x-3x revenue, market cap, enterprise value and adjusted EBITDA), industry (primary and adjacent) and end-markets, and business characteristics, including valuation, profitability and stock performance. Given the Company’s portfolio evolution and growth, the Compensation Committee believes the new peer group better reflects the Company’s size, end-market mix, growth trajectory and margin profile.
The revised ESI peer group approved by the Board for use going forward is as follows:

Revised ESI Peer Group
Albemarle Corporation	H.B. Fuller Company
Ashland Global Holdings Inc.	Littelfuse, Inc.
Atkore International Inc.	MKS Inc.
Avient Corporation	Qnity Electronics, Inc.
Axalta Coating Systems Ltd.	Quaker Chemical Corporation
Balchem Corporation	RPM International Inc.
Cabot Corporation	Sensient Technologies Corporation
Coherent Corp.	Teradyne, Inc.
Entegris, Inc.	Trimble Inc.

The Compensation Committee believes the revised peer group better reflects the Company's market positioning as a premier electronics materials company and represents a reasonable balance in terms of industry mix and financial size while providing a robust and stable set of data points for benchmarking executive pay going forward. The Compensation Committee further believes this peer group provides a more meaningful gauge of current pay practices and levels among peer companies engaged in the different aspects of the Company’s businesses.
ESI Peer Group and 2025 LTI Program
As previously reported, in February 2025, based on stockholders' feedback, the Compensation Committee approved a relative metric in the design of our three-year PRSU program — a TSR modifier relative to the ESI Peer Group. In order for the 2025 PRSUs awards to achieve full vesting at target level (100%), the Company's TSR performance compared to the ESI Peer Group's will be required to be in the middle two quartiles (i.e., between the 25th and 75th percentiles). See "— Equity-Based Long-Term Incentives - LTI Program (Variable)" below.
Role of Management in Establishing Compensation
Each year, our CEO and our HR Lead evaluate the individual performance and the competitive pay positioning of senior management members who report directly to the CEO, including the NEOs. Our CEO and our HR Lead then make recommendations to the Compensation Committee regarding the target compensation, job leveling and grading for each NEO and other senior level employees of the Company. Our CEO follows the same process with regard to the target compensation of our HR Lead, without our HR Lead's input, and the Compensation Committee follows the same process with regard to the target compensation of our CEO, without our CEO's input.
On an annual basis, our executives, including the NEOs, set their individual performance objectives with our CEO. Each executive’s performance is reviewed throughout the year against his or her objectives. At the end of each year, our CEO conducts a final review of each executive and rates his or her performance. The performance evaluations are based on factors such as Company-wide and/or segment achievements, as applicable, and individual objectives. Individual performance is used by our CEO in consideration of individual merit-based salary increases.
The Compensation Committee also meets in executive session at which some of our executives may be present. Our CEO reviews meeting materials with the Compensation Committee chair prior to scheduled meetings. Under its charter, the Compensation Committee is required to review CEO compensation and evaluate CEO performance in light of the Company's corporate goals and objectives and to determine and approve CEO compensation based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s overall performance based on specific pre-established performance metrics, the value of similar incentive awards to chief executive officers at comparable companies, including companies within the ESI Peer Group, and the awards granted to the Company’s chief executive officers in past years.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is intended to attract, retain and reward a high caliber of executive talent, align incentives with stockholders' interests, and support the Company's pay-for-performance philosophy. From time to time, the Compensation Committee may also approve discretionary awards to executives in connection with their initial employment or to reflect additional responsibilities, for significant individual contributions to the Company’s strategic objectives or extraordinary Company performance, or for retention purposes.
Our typical compensation package includes a mix of base salary, short-term cash incentives under our Annual Bonus Plan and long-term equity-based incentives under our LTI program. The strategic goals we use for each performance metric under our Annual Bonus Plan and our LTI Program at target level are generally more challenging or at least the same as those performance targets used for our investor base. Setting ambitious internal goals for these metrics is intended to motivate behavior and executive decisions that will lead to the successful execution of the Company's strategy. Our executive compensation programs also align the interests of our stockholders and executives by tying compensation to short- and long-term objectives that we believe correlate with stockholder value drivers.
A meaningful portion of our NEOs' compensation is performance-based and not guaranteed. Consistent with our philosophy and practice of linking the Company's business objectives and performance to executive compensation and the enhancement of stockholder value, we place a significant emphasis on pay “at risk,” based on the achievement of financial performance and the performance of our stock price as well as on retention value. The following table summarizes each of the primary components of our executive compensation program, their respective types (fixed or variable (i.e., at risk and not guaranteed)), their respective primary objectives and the related actions taken in 2025 with respect to each of them:

Pay Component	Fixed or Variable	Primary Objectives	2025 Actions

Base Salary	Fixed Short-Term Cash
•To attract, retain and motivate high-quality executives to lead our complex global business with competitive salaries based on each executive's responsibilities, individual performance, internal pay equity, compensation history and potential

•No formulaic base salary increases or guarantee of increases •Reflects individual performance and changes in the competitive marketplace for talent
Annual Bonus Plan	Variable Short-Term Cash
•Granted annually for prior year performance to attract, retain and motivate key executives

•To reward achievement of annual financial and individual performance targets set in conjunction with annual budget process

•Each executive's annual bonus target opportunity is determined based on his/her responsibilities, individual performance and internal pay equity

Same overall structure as in 2024:

•Annual Bonus Plan mainly based on adjusted EBITDA performance

•Performance metrics to determine payouts:
◦Adjusted EBITDA (ESI / Business performance)
◦Adjusted EPS (Individual performance)

LTI Program	Variable Long-Term Equity Grants
•To motivate and reward efficient capital allocation, growth and long-term stockholder value creation

•To align executives’ interests with those of stockholders by paying 100% of the earned award in shares of our common stock (plus the value of accrued dividend equivalents in cash upon vesting)

Updated 3-year LTI program to replace cash return on investment ("CRI") with adjusted EPS:

•67% performance-based restricted stock units ("PRSUs") vesting at the end of a 3-year performance period, subject to adjusted EBITDA CAGR and adjusted EPS goals and TSR Modifier

•33% Time-based restricted stock units ("RSUs") vesting in 1/3 increments over three years and which value at vesting is based upon the Company's stock price

Benefits and Other Perquisites	__
•To attract and retain executive officers with appropriate health and welfare benefits consistent with the marketplace and what is offered to our employees in general

•Convey additional value in connection with performing employment tasks
Generally consistent with 2024

The following highlights of the "at risk" components of our NEOs' 2025 compensation program:

2025 Executive Compensation Highlights
2025 Annual Bonus Plan (Short term)
•Payout tied to company-wide and business adjusted EBITDA (NEO performance metric)
•Payout tied to adjusted EPS (NEO individual objective)
2025 LTI Awards (Three-year program)
•Tied to adjusted EBITDA CAGR and adjusted EPS, driving stockholder value
•Subject to a relative TSR modifier, ensuring correlation between performance and payouts

TSR performance is impacted by macro-economic factors which are beyond management's control while adjusted EBITDA and adjusted EPS are directly tied to management's actions. Nonetheless, we include a TSR modifier in our compensation program to ensure our management team's incentives are linked with the outcomes delivered to our stockholders during the performance period. Taken as a whole, we believe our program ensures a balance between external and internal factors and, therefore, a stronger alignment between executive compensation and stockholders' interests.
Each of our pay components is described further detail below:

Cash Compensation - Base Salary (Fixed)
Base salary is the only fixed portion of the NEOs' total direct compensation. This cash compensation is intended to attract, motivate and retain the quality executives we need to lead our complex global business. Base salaries are set on an annual basis to compensate executives for their leadership and responsibilities while fostering sustained individual performance. No formulaic base salary increases or guarantee of base salary increases are provided to the NEOs. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.
In general, base salaries are initially established through arm’s-length negotiation at the time the executive officer is hired or promoted, taking into account factors such as the executive officer’s qualifications, experience and intended role at the Company. The Compensation Committee sets or increases the salary of each executive as part of its annual compensation review process. Adjustments may be decided, as appropriate, based on individual contributions, prior experience and sustained performance. From time to time, base salaries are also benchmarked against the practices of our peer group and other market data and reviewed in the case of promotions or other significant changes in responsibility.
The base salary earned in 2025 by each NEO is reflected in the "Salary" column of the 2025 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below.

Cash Compensation - Annual Bonus Plan (Variable)
Our Annual Bonus Plan is performance-based and at-risk. Cash bonuses are awarded annually by the Compensation Committee to provide incentives toward specific financial and operational performance targets and to reward the achievement of these objectives. Operational performance targets are set in conjunction with the Company's annual budget process as well as other variables, such as forecasts and end-markets considerations. Overall, our plan is designed to align priorities and stockholders' interests, and ensure that payouts do not undermine achievement of the Company's longer-term objectives.
On an annual basis, the Compensation Committee reviews multiple data points presented by management, including the Company's budget and forecast for the year, annual and long-term financial goals, operational plans, strategic initiatives and actual results for the prior year. Upon management's recommendations, the Committee then approves the Annual Bonus Plan design for the upcoming year, including the financial performance metrics to be used to measure performance, their relative weighting and the Annual Bonus Plan target opportunity of each NEO as a percentage of his or her current base salary.
In support of our pay-for-performance philosophy, awards under the Annual Bonus Plan are subject to achieving a threshold adjusted EBITDA level. Once this threshold is met, each NEO's award is calculated based on the actual adjusted EBITDA results for the year and the level of achievement of other applicable quantitative metrics. In order to determine each NEO's actual bonus payout, we use a weighting design, which is applied to the adjusted EBITDA results, to the level of achievements of the relevant performance metrics and to each NEO's Annual Bonus Plan target opportunity. Payments under the Annual Bonus Plan are typically made in the first quarter of the year following the year in which the bonus was earned and after the close of the audit of the Company's annual financial results.
2025 Annual Bonus Plan
In 2025, the main characteristics of the Annual Bonus Plan for our NEOs were as follows:
◦Adjusted EBITDA Centric: Cash bonus payout was linked to adjusted EBITDA results, at the Company and business levels, with adjustments for divestitures, translational foreign exchange and precious metals pricing impacts. As a key driver of operating performance, adjusted EBITDA is a key metric in our annual budget planning process.
▪The ESI bonus pool, applicable to all NEOs, was based on the company-wide adjusted EBITDA performance, which was modestly above Target level in 2025
▪The additional bonus pool was based on company-wide adjusted EBITDA (CEO, CFO, GC, and President, Specialties) and Electronics' adjusted EBITDA (President, Electronics)
◦Focused on Value Creation: The NEOs' individual objectives were tied to the Company's adjusted EPS performance (CEO, CFO and GC), Specialties' adjusted EBITDA (President, Specialties) and Electronics' adjusted EBITDA growth tied to strategic product categories (President, Electronics). We believe adjusted EPS and adjusted EBITDA are key profitability metrics, directly correlated to stockholder value creation.
The table below summarizes the design of the 2025 Annual Bonus Plan, including their respective weightings:

2025 Annual Bonus Plan Design		Weighting
ESI Bonus Pool	Adjusted EBITDA*	25%
ESI or Business Pool	Adjusted EBITDA*	50%
Individual Performance	Adjusted EPS* or segment adj. EBITDA*	25%
* See definitions in "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS"
The specific reasons for selecting the metrics underlying our 2025 Annual Bonus Plan are indicated below:

Performance Metric	Reasons for Selection
Adjusted EBITDA*	•Key indicator of the Company's operating performance •Key aspect of budget planning across the organization •Aligns corporate and stockholders' interests
Adjusted EPS*	•Key indicator of the Company's earnings power •Correlates to stockholder value creation
* See definitions in "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS"

Performance Targets and Achievements
The following table summarizes the 2025 adjusted EBITDA performance targets and actual result in 2025. Regardless of performance with respect to any other performance metrics, if achievement was below the minimum achievement level (Threshold), no cash bonuses were earned. The maximum payout potential was 200% (Stretch level).

Performance Metric	Consolidated Corporate Level
	Threshold (0% payout)	Midpoint (50% payout)	Target (100% payout)	Stretch (200% payout)	2025 Actual Result**

Pre-Bonus Adjusted EBITDA*	$487 million	$502 million	$553 million	$609 million	$558 million
* Excludes the impact of bonus expense on adjusted EBITDA and presented on a constant currency basis.
**    Excludes contributions of the Graphics business sold on February 28, 2025.
See definition and reconciliation in "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS"
The Company evaluates adjusted EBITDA performance on a constant currency basis to exclude the impact of foreign currency translations on performance measurement, further adjusted in 2025 to reflect the impact of M&A activity and increased metals prices. These adjustments ensure comparability to the initial targets set, particularly when the impact of the excluded items is significant in relation to reported earnings.
Other Performance Metrics
The following table presents the 2025 target level of adjusted EPS, which was the metric underlying the NEOs' individual objectives in 2025, and its 2025 actual results.

Individual Performance	Target (100% payout)	2025 Actual Results*

Adjusted EPS*	$1.40	$1.49

* See definitions and reconciliations in "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS"
At the time the 2025 target levels were set for adjusted EBITDA and adjusted EPS, the Compensation Committee believed these levels were ambitious, yet reasonably attainable. Adjusted EBITDA targets for our businesses are based on internal strategic business plan goals that are set annually.
2025 Annual Bonus Plan Payouts
In 2025, the pre-bonus adjusted EBITDA results of $558 million achieved Target level. On this basis, the Compensation Committee approved an ESI bonus pool at 107%. In addition, the Company achieved adjusted EPS results above Target level — at approximately 173%.
When taking into account the weightings shown in the 2025 Annual Bonus Plan Design table above, total Annual Bonus Plan payouts equivalent to approximately 126% of Target were received by each of Messrs. Gliklich, Capps and Dorman and approximately 108% by each of Messrs. Fricke and Liebowitz (as a result of the achievement level of their respective individual objectives indicated above), in each case applied to their respective Annual Bonus Plan target opportunities (110% (CEO), 100% (CFO and GC) and 75% (President, Electronics and President, Specialties). These payouts directly reflected the Compensation Committee’s assessment of the NEOs’ performance against the financial and strategic objectives of the Company.
The 2025 Annual Bonus Plan payouts to our NEOs are included in the "Non-Equity Incentive Plan Compensation"

column of the 2025 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below.

Equity-Based Long-Term Incentives - LTI Program (Variable)
Our LTI Program is designed to align the financial interests of our executives with those of the Company's stockholders by rewarding the performance of specific pre-established financial metrics over multi-year performance periods, therefore creating long-term stockholder value.
The Compensation Committee believes that stockholders’ interests are best served by balancing the focus of executives’ decisions between short- and long-term measures. It also believes that providing executives with opportunities to hold significant stakes in the Company's growth incentivizes and rewards them for sound business decisions and high-performance team environments while fostering the accomplishment of short- and long-term strategic objectives and improvement in stockholder value, all of which are essential to our ongoing success.
How Equity-Based Compensation is Determined
Annually, the Compensation Committee reviews our LTI Program to determine (i) the equity compensation mix, (ii) the vesting periods and (iii) with respect to PRSUs, the performance metrics to be used to encourage long-term success as well as their respective weightings and annual and cumulative targets. For each NEO, the Compensation Committee also annually sets a LTI Program target award (in dollar value), which reflects the total award the NEO has the opportunity to receive at the end of the applicable three-year performance period (at target level).
Awards granted under our LTI Program (the "LTI Awards") are typically granted in the first quarter of the year in connection with the Compensation Committee's other annual compensation decisions. LTI Awards may also be given from time to time during the year in connection with hiring decisions and recognition of exemplary achievement, promotions or other compensation adjustments.
All LTI Awards granted prior to January 22, 2024 were awarded under the Company's amended and restated 2013 incentive compensation plan (the "2013 Plan"), which was approved by the stockholders of the Company on June 12, 2014 and expired on January 22, 2024. On June 4, 2024, in replacement of the 2013 Plan, the stockholders of the Company approved the 2024 Plan. Since June 4, 2024, all LTI grants are awarded under the 2024 Plan.
2025 LTI Program
In 2025, the mix of equity-based incentive awards remained 67% PRSUs and 33% RSUs, with the PRSUs vesting after a three-year performance period and the RSUs vesting in 1/3 annual increments over three years. However, the PRSU performance mix changed in 2025. Based on stockholders' feedback, the Compensation Committee, upon management's recommendation, approved the replacement of CRI with adjusted EPS and the adoption of a relative TSR modifier.
Adjusted EPS is one of the key financial metrics we provide externally as a measurement of our operational success, tax and balance sheet management and efficient capital allocation. We believe using this material financial metric in our LTI program will ensure our executives are focused on business results and superior earnings growth — which will create a direct link between Company performance and value. Adjusted EPS is weighted at 50%, as is adjusted EBITDA CAGR, which remains as the second performance metric underlying the 2025 PRSUs. We believe these respective weightings motivate our NEOs toward achieving strong operating and financial results while driving share price appreciation and longer-term stockholder returns.
In addition, a new TSR modifier relative to the ESI Peer Group now applies to each underlying PRSU metric — the new adjusted EPS metric and adjusted EBITDA CAGR metric, which remained unchanged. We believe a relative TSR modifier will further align executive compensation with stockholders' interests as higher TSR performance leads to higher potential returns for stockholders, which in turn ensures a correlation between performance and payouts. We also believe a three-year relative TSR modifier is an efficient way to further account for the cyclical nature of our business. The Company's TSR performance will be measured against the ESI Peer Group's. For more information on the ESI Peer Group, see "— Executive Compensation Setting Process - Market Benchmarking" above.
The relative TSR will be determined on a scale of 50% to 150% of the earned award — which means that it can impact the payout of the 2025 PRSUs upward or downward by 50% depending on the Company's relative TSR performance at the end of the three-year performance period, as shown below:

Relative TSR	Relative TSR Modifier

Above 75th Percentile	150%

Between 25th and 75th Percentile	100%

Below 25th Percentile	50%

The Compensation Committee believes that commencing a new three-year cycle each year provides a regular opportunity to align goals with the Company's ongoing strategic planning process, to reflect its evolving business priorities and market factors and, when applicable, to re-evaluate long-term strategy and relevant metrics. With respect to PRSUs, to the extent that the Company's results meet the minimum or the maximum financial goals, the actual payout to the NEOs could be significantly less or more than the initial total PRSU target award, with the recipient of 2025 LTI Awards eligible to earn up to 300% of the number of PRSUs initially granted or as few as zero shares at the end of the three-year cycle, subject to the relative TSR modifier. These terms are consistent with those of the PRSUs and RSUs granted to other Company employees.
In addition, the 2025 RSU and PRSU awards include dividend equivalents, which accrue for each declared dividend following the grant date but which will not be converted into cash dividends until the restricted shares underlying the grants are earned, vested and converted into shares of our common stock.
A more detailed description of the 2025 LTI Awards is included below:
Performance-Based Restricted Stock Units (PRSUs)
The number of PRSUs granted to an executive was determined by taking 67% of the total dollar value of the LTI Award of such executive and dividing it by the per share value of the Company's common stock on the business day prior to the grant date. The number of PRSUs granted represents a target number of PRSUs that the executive has the opportunity to receive at the end of the applicable three-year performance period, subject to continuous service. The actual number of PRSUs awarded to the executive at the end of the three years is determined based on the performance of pre-established adjusted EBITDA CAGR and adjusted EPS goals, subject to the applicable relative TSR modifier.
The following table summarizes the 2025 performance levels for each of these performance metrics, and their respective weighted payout percentage:

2025 PRSU Performance Levels

Performance Metrics*	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)	Weighted Payouts

3-Year Constant Currency Adj. EBITDA CAGR**	3.5%	5.0%	8.0%	50%

2027 Adjusted EPS	$1.55	$1.65	$1.75	50%

				100%

*    For definitions of these non-GAAP measures, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
** Excludes contributions from the Graphics business sold on February 28, 2025

Holders of PRSUs have no voting or dividend rights with respect to the PRSUs they received until issuance of the vested shares. Depending on performance achievement, each 2025 PRSU represents a contingent right to receive up to 3 shares of the Company's common stock, subject to the relative TSR modifier. Each 2025 PRSU also provides for the accrual of dividends equivalents, which are subject to the same vesting, payment and other terms and conditions as the PRSUs. Upon vesting, holders of the 2025 PRSUs are entitled to receive such dividends (in cash for NEOs) with a value equal to the amount of dividends accrued on the shares underlying the number of PRSUs that actually vest. PRSUs may, in certain circumstances, become immediately vested as of the date of a change in control of the Company.
The number and grant date fair value of the PRSUs granted in 2025 to each NEO are listed in the "Target" column under "Estimated Future Payouts Under Equity Incentive Plan Awards" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2025 table under "EXECUTIVE COMPENSATION TABLES" below.
Time-Based Restricted Stock Unit (RSUs)
The number of RSUs granted to an executive was determined by taking 33% of the total dollar value of the LTI Award for such executive and dividing it by the per share value of the Company's common stock on the business day prior to the grant date. RSU vesting is based on the passage of time with a value at vesting directly related to the value of our common stock which promotes retention of key executives and provides direct alignment between the interests of our executives and stockholders.
Each RSU represents a contingent right to receive one share of the Company's common stock and vests annually in 1/3 increments over a three-year period, subject to continuous service. Holders of RSUs have no voting rights with respect to the RSUs they received until issuance of the vested shares. Each 2025 RSU also provides for the accrual of dividends equivalents, which are subject to the same vesting, payment and other terms and conditions as the RSUs. Upon vesting, holders of the 2025 RSUs are entitled to receive such dividends (in cash for NEOs) with a value equal to the amount of dividends accrued on the vested shares underlying the RSUs. RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of the Company.
The number and grant date fair value of the 2025 RSUs granted to each NEO are listed in the columns titled "All Other Stock Awards: Number of Shares of Stock or Units" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2025 table under "EXECUTIVE COMPENSATION TABLES" below.

Benefits and Other Perquisites
NEOs participate in the same retirement, life insurance, health and welfare plans as other salaried employees of the Company. These benefits are designed to assist in attracting and retaining skilled talent and to be competitive with market practice. In 2025, in addition to base salary, cash awards under our Annual Bonus Plan and equity-based LTI Awards under our LTI Program, we provided and continue to provide the following executive benefit programs to our NEOs, other executives and employees in general:
Employee Savings & 401(k) Plan
Most of our domestic employees, including our NEOs, are eligible to participate in the Company's tax-qualified Employee Savings & 401(k) Plan (the "401(k) Plan"). Pursuant to the 401(k) Plan, employees may elect to contribute a portion of their current compensation to the 401(k) Plan, in an amount up to the statutorily prescribed annual limit. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives, including the investment into shares of the Company's common stock.
The 401(k) Plan provides the option for the Company to make match contributions, non-elective contributions or profit sharing contributions. In 2025, the Company matched 100% of the first 4% of the employee's eligible deferral. In addition, a non-elective contribution of 2% of eligible compensation of 2025 is expected to be allocated to eligible participants who were credited with at least 1,000 hours of service in the year for which the contributions are made and employed by the Company on the last day of that plan year. No profit sharing contributions are planned for 2025.
Company matching and non-elective contributions allocated to each NEO under the 401(k) Plan are shown in the "All Other Compensation" column in the 2025 Summary Compensation Table under "EXECUTIVE COMPENSATION TABLES" below.
Other Perquisites
Other benefits, such as life insurance, paid time off, relocation expenses and matching charitable gifts are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees, including our NEOs.
We procure aircraft usage from an unrelated third-party vendor for certain business travel. The Company also provides to our CEO up to 25 hours per year of personal use of Company-procured aircraft.

Other Compensation-Related Practices and Policies
Change in Control Agreements
We have entered into change in control agreements (the "CIC Agreements") with each of the NEOs, a form of which was previously filed with the SEC. The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company (as defined in the CIC Agreements) and separation from service within a period from six months prior to a change in control to two years following the change in control.
In line with best practices, our CIC Agreements do not:
•have a liberal definition of change in control
•provide termination payments or benefits without involuntary job loss or substantial diminution of duties
•provide termination cash payments in excess of 3 (for our CEO) or 2 (for our other NEOs) times base salary and annual cash target bonus
•provide for tax gross-ups
For further details, see "EXECUTIVE COMPENSATION TABLES — Termination and Change in Control Arrangements" below.
The Compensation Committee periodically reviews the form of CIC Agreement against practices of the ESI Peer Group and industry trends as well as the list of executives eligible for this agreement. We believe CIC Agreements serve the best interests of the Company and our stockholders by allowing our executives to exercise sound business judgment without fear of significant economic loss in the event they lose their employment with the Company as a result of a change in control. The Compensation Committee also believes, from its experience and based upon the advice of independent compensation consultants, that such arrangements are competitive, reasonable and necessary to attract, motivate and retain key executives. The CIC Agreements do not materially affect the Compensation Committee’s annual compensation determinations as the terms of such agreements are triggered only in connection with a change in control.
No Liberal Share Recycling
If an LTI Award is forfeited, the shares subject to that award will again become available for issuance under the 2024 Plan. However, shares of common stock that are issued and tendered by a participant or withheld by the

Company to pay the exercise price or withholding taxes relating to the vesting, exercise or settlement of any LTI Awards, either under the 2013 Plan or 2024 Plan, do not become available for issuance again as future awards. Shares granted under either plan may be, in whole or in part, authorized and unissued shares or treasury shares.
Clawback Policy
Our Element Solutions Inc Executive Officer Clawback Policy (the “Clawback Policy”), adopted in 2023 in compliance with SEC rules and related NYSE listing standards, requires the repayment of certain cash and equity-based incentive compensation provided to current or former executive officers in connection with a restatement of financial statements as set forth in the Clawback Policy.
In addition, pursuant to the terms of both the 2013 Plan and 2024 Plan, all awards are subject to clawback by the Company for the recapture of any benefits under any award agreement that the Compensation Committee deems necessary or appropriate. All our LTI Award agreements include clawback provisions, which allow the Company to cancel the LTI Awards, seek reimbursement of any benefit conferred under the LTI Awards, in its discretion and/or in accordance with the Clawback Policy.
Any right of recoupment under the Clawback Policy is in addition to, and not in lieu of, any other rights under any employment agreement or similar arrangement and any other legal remedies available to the Company.
Equity Holding Policy
To ensure strong linkage between the interests of our management team and those of our stockholders, the Compensation Committee has adopted stock ownership guidelines. Under this policy, all officers of the Company, including the NEOs and certain other employees who receive LTI Awards, are required to meet certain equity holding requirements within five years after the later of the date such person becomes an officer of the Company or such employee first receives a LTI Award.
Holding requirements include:
•CEO: 5x base salary
•Other officers: 2x base salary
Based on their respective stock ownership as of the date of this Proxy Statement, each NEO is in compliance with the applicable level of ownership required in our policy with our CEO holding approximately 29x his base salary (excluding unvested PRSUs or RSUs) based on a $24.99 stock price (closing price of the Company's common stock on December 31, 2025). See "SECURITY OWNERSHIP" below.
Hedging and Pledging Securities
Our Insider Trading Policy precludes all directors, executive officers and certain other designated employees from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow the individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When this occurs, the holder of these securities may no longer have the same objectives as the Company's other stockholders. In addition, directors, executive officers and certain employees may not engage in short sales of the Company's securities, and we require our directors, executive officers and certain employees who wish to place Company securities in a margin account or pledge Company securities as collateral for a loan to provide the Company's Secretary or CFO written notice and a copy of the proposed documentation at least two business days prior to the margin or pledge. These policies are designed to ensure compliance with our Insider Trading Policy and other applicable insider trading rules.
Equity Grant Policy and Practices
It is the Company's practice to approve ordinary course annual equity grants for the current fiscal year at its regularly scheduled Compensation Committee and Board meetings held in February of each year. At these meetings, the Committee and the Board review and approve each NEO’s annual equity award, including stock options, if any. We believe that maintaining a consistent grant practice, based on a date that is usually set at least two years in advance, reduces the risk that timing of awards may unfairly benefit our NEOs.
No stock option grants have been awarded to named executive officers since 2020.
Employee Stock Purchase Plan
The Element Solutions Inc 2024 Employee Stock Purchase Plan (the "2024 ESPP") provides eligible employees an opportunity to purchase shares of common stock of the Company at a discount through regular payroll deductions, subject to certain restrictions. Effective March 1, 2024, the 2024 ESPP replaced the Element Solutions Inc 2014 Employee Stock Purchase Plan, and the 4,233,729 shares that remained available but unissued under this prior plan on that date became available under the 2024 ESPP.
No NEO is currently enrolled in the 2024 ESPP.
Use of Consultants and Other Advisors
Our Compensation Committee may retain an outside compensation and benefits consulting firm from time to time to respond directly to the Compensation Committee and its inquiries regarding management pay, compensation design and other related matters. The Compensation Committee may ask that management participate in these engagements. However, use of a particular consulting firm by the Compensation Committee does not preclude management from hiring a different one.
In 2025, the Compensation Committee engaged FW Cook, a leading compensation consultant, to conduct a comprehensive review and evaluation of the Company's executive compensation program. See "CORPORATE GOVERNANCE — Committees — Compensation Committee" above for more information.
Tax Considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for performance-based compensation in excess of $1 million paid in any given year to certain current and former executives (although there was historically an exception to this $1 million annual limitation for such compensation meeting certain performance based requirements). As a result, we generally expect the deduction of compensation payable to our NEOs in excess of $1 million per person in a year to be limited.
The Compensation Committee continues to closely align executive pay with performance, regardless of the performance-based deduction being disallowed under Section 162(m). However, considering the highly competitive market for talent in our industry, the Committee reserves the right to modify compensation that was initially designed to benefit from the Section 162(m) performance-based exception if it determines that such modifications are consistent with our business needs. In addition, the Committee may award compensation in the future that is not fully deductible under Section 162(m) to attract, motivate and retain successful executives while promoting the Company's objectives and creating higher stockholder value.

EMPLOYMENT ARRANGEMENTS
None of the NEOs is a party to an employment agreement. Their respective total direct compensation is approved by the Compensation Committee and generally determined by the compensation plans in which they participate or other arrangements as described above and in "Potential Payments upon Termination or Change in Control" under "EXECUTIVE COMPENSATION TABLES" below. In addition, as indicated above, their respective base salary is reviewed, determined and approved on an annual basis by the Compensation Committee with no formulaic base salary increases or guarantee of base salary increases.

Each of the NEOs has entered into a CIC Agreement in connection with their respective appointment as an executive officer of the Company, which agreement is the Company's standard form of CIC Agreement since 2016. The CIC Agreement governs the payments to be received by each of them only upon a change in control (as defined in the CIC Agreement). See "EXECUTIVE COMPENSATION TABLES — Termination and Change in Control Arrangements" below.
Our Certificate of Incorporation and our Amended and Restated By-Laws provide that we will indemnify, to the fullest extent permitted by applicable law, any of our officers, including each NEO, against any and all costs, expenses or liabilities incurred by them by reason of being or having been an officer of the Company.

REPORT OF THE COMPENSATION COMMITTEE
The information contained in this Report of the Compensation Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Michael F. Goss, Chair
Ian G.H. Ashken
Susan W. Sofronas

EXECUTIVE COMPENSATION TABLES

2025 Summary Compensation Table
The following summary compensation table sets forth the annual and long-term compensation of our named executive officers in 2025 (collectively, the "NEOs"):

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Benjamin H. Gliklich CEO	2025	1,087,500	—	23,688,894	—	1,520,947	—	183,121	26,480,462
	2024	1,037,500	—	4,200,013	—	1,486,823	—	186,248	6,910,584
	2023	1,000,000	—	3,500,013	—	231,000	—	46,625	4,777,638

Carey J. Dorman CFO	2025	632,250	—	7,547,462	—	801,954	—	41,322	9,022,988
	2024	605,000	—	1,200,016	—	791,685	—	57,166	2,653,867
	2023	556,250	—	1,000,004	—	120,750	—	24,093	1,701,097

Richard L. Fricke President, Electronics	2025	488,500	—	790,503	—	399,305	—	27,934	1,706,242
	2024	457,650	—	700,002	—	451,262	—	33,817	1,642,731
	2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Matthew Liebowitz President, Specialties	2025	565,000	—	5,012,897	—	461,209	—	34,749	6,073,855
	2024	540,833	—	850,015	—	531,007	—	39,354	1,961,209
	2023	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

John E. Capps Former GC/ Of Counsel(5)	2025	599,872	—	2,707,761	—	754,026	—	44,439	4,106,098
	2024	595,504	—	600,008	—	772,210	—	57,351	2,025,073
	2023	576,800	—	600,018	—	122,304	—	23,954	1,323,076

(1)    Reflects base salary rates in effect as of April 1, 2025, for Messrs. Gliklich ($1,100,000), Dorman ($638,000), Capps ($599,872), Fricke ($493,000) and Liebowitz ($570,000). Neither Mr. Fricke nor Mr. Liebowitz was a NEO in 2023.
(2)    The amounts in this column represent the aggregate grant date fair value of equity awards granted during each respective year computed in accordance with FASB ASC Topic 718. For details on and assumption used in calculating the grant date fair value of the RSUs and PRSUs, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2025 Annual Report, and Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our annual reports on Form 10-K for the years ended December 31, 2024 and 2023, filed with the SEC on February 19, 2025 and February 21, 2024, respectively. The grant date fair value attributable to the PRSUs pertains to the 100% target level of these awards payable in shares of the Company's common stock and assumes that the performance conditions are satisfied based on the probable outcome of such conditions. The maximum grant date potential values for the 2025 PRSU Awards to Messrs. Gliklich, Dorman, Fricke, Liebowitz and Capps are $9,512,672, $2,756,576, $1,621,520, $1,945,858 and $864,872, respectively, although the value of the actual payout would be dependent upon the price of the Company's common stock and accrued dividend equivalents at the time of the payout.

(3)    The amounts reported in this column reflect annual cash incentive awards earned under the Annual Bonus Plan in 2025, 2024 and 2023. Payments under this program are typically made in the first quarter of the year following the year in which the bonus was earned after finalization of the Company's audited consolidated financial statements. See "COMPENSATION DISCUSSION AND ANALYSIS — Components of our Executive Compensation Program — Cash Compensation — Annual Bonus Plan (Variable)" above.
(4)    These amounts in 2025 consist of (i) accrued dividend equivalents paid in cash by the Company upon vesting in 2025 of LTI Awards: $83,396 to Mr. Gliklich, $19,242 to Mr. Dorman, $22,359 to Mr. Capps, $5,854 to Mr. Fricke and $12,669 to Mr. Liebowitz; (ii) Company-sponsored life insurance: $1,080 for each NEO; (iii) Company contributions to the 401(k) Plan: $21,000 ($14,000 total match and $7,000 of non-elective contribution, which remains subject to finalization as of the date hereof (2% of eligible compensation of 2025)) for each NEO; and (iv) with respect to Mr. Gliklich, life insurance annual premiums paid by the Company: $11,409, and incremental cost to the Company for personal use of Company-procured aircraft calculated based on an hourly rate and variable operational costs, including fuel, maintenance and landing fees: $66,286. From time to time, family members or guests of executives may accompany them on a business-related flight aboard a private aircraft. In these instances, there is no incremental cost to the Company for the use of such flights and therefore such items are not reflected in the amounts above.
(5)    Mr. Capps retired as EVP, General Counsel of the Company, effective November 1, 2025.
Grants of Plan-Based Awards in 2025
The following table sets forth the cash bonus under the Annual Bonus Plan and the equity LTI Awards granted in 2025 to each of the NEOs with the aggregate grant date fair value of each grant disclosed on a grant-by-grant basis. For more information about our 2025 Annual Bonus Plan and LTI Program, see "Cash Compensation — Annual Bonus Plan (Variable)" and "Equity-Based Long-Term Incentives — LTI Program (Variable)" under "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program" above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)

	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Benjamin H. Gliklich	Bonus	—	—	1,210,000	2,420,000	—	—	—	—	—	—	—
	Share(2)	12/10/25							750,000			19,051,350
	PRSUs(3)	2/12/25	—	—	—	56,826	113,652	340,956	—	—	—	3,170,891
	RSUs	2/12/25	—	—	—	—	—	—	56,825	—	—	1,466,653

Carey J. Dorman	Bonus	—	—	638,000	1,276,000	—	—	—	—	—	—	—
	Share(2)	12/10/25							240,000			6,203,616
	PRSUs(3)	2/12/25	—	—	—	16,467	32,934	98,802	—	—	—	918,859
	RSUs	2/12/25	—	—	—	—	—	—	16,466	—	—	424,987

Richard L. Fricke	Bonus	—	—	369,750	739,500	—	—	—	—	—	—	—
	PRSUs(3)	2/12/25	—	—	—	9,687	19,373	58,119	—	—	—	540,507
	RSUs	2/12/25	—	—	—	—	—	—	9,686	—	—	249,996

Matthew Liebowitz	Bonus	—	—	427,500	855,000	—	—	—	—	—	—	—
	Share(2)	12/10/25							160,000			4,064,288
	PRSUs(3)	2/12/25	—	—	—	11,624	23,248	69,744	—	—	—	648,619
	RSUs	2/12/25	—	—	—	—	—	—	11,623	—	—	299,990

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)

	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John E. Capps	Bonus	—	—	599,872	1,199,744	—	—	—	—	—	—	—
	Share(2)	12/10/25							90,000			2,286,162
	PRSUs(3)	2/12/25	—	—	—	5,167	10,333	30,999	—	—	—	288,291
	RSUs	2/12/25	—	—	—	—	—	—	5,165	—	—	133,309

(1)    Amounts shown represent the payouts under the Annual Bonus Plan for 2025 at each payout level based on base salary rates in effect as of December 31, 2025. Each NEO had the opportunity to earn up to 200% of his Annual Bonus Plan target opportunity, which represents a percentage of their respective base salary: 110% for Mr. Gliklich, 100% for Messrs. Dorman and Capps and 75% for Messrs. Fricke and Liebowitz. The actual payouts for 2025 can be found in the "Non-Equity Incentive Plan Compensation" column of the 2025 Summary Compensation Table above. For more information about our Annual Bonus Plan, see "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program — Cash Compensation — Annual Bonus Plan (Variable)" above.
(2) Share awards granted and vested on December 10, 2025 as part of the Company's continued evaluation of its executive compensation program. The grant date fair value of these awards incorporates the selling restrictions into the calculation of the estimated fair value. Under the terms of the awards, the net vested shares are subject to a lock-up agreement, effective December 10, 2025 (the "Lock-up Date"), with restrictions expiring ratably on the first, second and third anniversary of the Lock-up Date. The awards are also subject to the Company’s Clawback Policy related to executive compensation.
(3) Amounts shown in the "Target" column are the number of PRSUs granted in 2025 under the 2024 Plan and which will be earned if constant currency adjusted EBITDA CAGR and adjusted EPS each achieves their target goals of 5.0% and $1.65, respectively. The "Threshold" column (50% of Target) corresponds to the number of PRSUs earned if constant currency adjusted EBITDA CAGR and adjusted EPS each achieves their threshold goals of 3.5% and $1.55, respectively. For purposes of this table, the "Target" and "Threshold" columns assume a relative TSR multiplier of 100% (Company TSR between 25th and 75th percentiles). The "Maximum" column (300% of Target) corresponds to the number of PRSUs earned if constant currency adjusted EBITDA CAGR and adjusted EPS each achieves their stretch goals of 8.0% and $1.75, respectively (200% of Target), and assumes a maximum TSR multiplier of 150% (Company TSR above 75th percentile). The relative TSR multiplier can ultimately impact the payout upward (above 75th percentile) or downward (bottom quartile) by 50% depending on the Company's TSR performance at the end of the three-year performance period. For additional information about the 2025 PRSU awards, see "Components of our Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.
(4) The amounts in this column represent the grant date fair value of the LTI Awards granted to the NEOs in 2025, calculated in accordance with FASB ASC Topic 718. The grant date fair value of PRSU awards pertains to the 100% target portion of these awards payable in shares of the Company's common stock and assumes that the performance conditions are satisfied based on their probable outcome. For further details on and assumption used in calculating the grant date fair value of LTI Awards, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2025 Annual Report. Pursuant to the terms of their PRSU and RSU grants, the NEOs, and all other employees, are entitled to an accrual of dividend equivalents with a value equal to the cash amount of dividends accrued on the shares underlying the number of PRSUs or RSUs that actually vest.

Outstanding Equity Awards at Year End
The following table summarizes information regarding the outstanding PRSUs and RSUs held by each NEO at December 31, 2025. There were no SOP grants outstanding on that date — see "Option Exercises and Stock Vested in 2025" below:

		Stock Awards(1)
		Time-Based RSUs		Performance-Based RSUs
	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Benjamin H. Gliklich	2/12/25	56,825	1,420,057	113,652	2,840,163
	1/19/24	41,722	1,042,633	125,169	3,127,973
	2/13/23	19,561	488,829	117,372	2,933,126

Carey J. Dorman	2/12/25	16,466	411,485	32,934	823,021
	1/19/24	11,920	297,881	35,763	893,717
	2/13/23	5,589	139,669	33,535	838,040

Richard L. Fricke	2/12/25	9,686	242,053	19,373	484,131
	1/19/24	6,954	173,780	20,861	521,316
	2/13/23	1,677	41,908	10,060	251,399

Matthew Liebowitz	2/12/25	11,623	290,459	23,248	580,968
	1/19/24	8,443	210,991	25,333	633,072
	2/13/23	3,353	83,791	20,122	502,849

John E. Capps	2/12/25	5,165	129,073	10,333	258,222
	1/19/24	5,960	148,940	17,882	446,871
	2/13/23	3,353	83,791	20,122	502,849
(1) LTI Awards become exercisable or vested in accordance with the equity award vesting summary set forth below, subject to the satisfaction of the applicable performance conditions (PRSUs) or time vesting conditions (RSUs). See "Components of our Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.
(2) For each NEO, these columns reflect the market value at December 31, 2025 of unvested outstanding (i) RSUs and (ii) PRSUs assuming achievement of a 100% target payout, as applicable, in each case determined by multiplying the number of shares underlying the PRSUs or RSUs by $24.99, the closing price of the Company's common stock on that date.
Equity Award Vesting Summary for Outstanding LTI Awards at December 31, 2025:

Equity Award Vesting Summary
PRSUs	Grant Date	Vesting upon satisfaction of performance conditions at end of performance period on:
	2/12/2025	Dec. 31, 2027 (constant currency adjusted EBITDA CAGR and adjusted EPS)
	1/19/2024	Dec. 31, 2026 (constant currency adjusted EBITDA CAGR and CRI)
	2/13/2023	Dec. 31, 2025 (constant currency adjusted EBITDA CAGR and CRI)
RSUs	Service Period	One-third vested/vests on:
	2/12/2025	February 12, 2026, 2027 and 2028
	1/19/2024	February 13, 2025, 2026 and 2027
	2/13/2023	February 13, 2024, 2025 and 2026

Option Exercises and Stock Vested in 2025
The following table presents the value realized by each NEO upon the exercise of SOPs and the vesting of stock awards during 2025. The value realized, presented on a pre-tax basis, is based on the closing stock price per share on the business day prior to their actual vesting dates.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Award Type	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Benjamin H. Gliklich	74,564	950,251	Share Award(1)	750,000	20,685,000
	21,695	297,005	PRSU(2)	50,158	1,294,578
	64,227	845,160	RSU(2)	20,861	538,422
	20,637	392,928	RSU(2)	19,562	504,895
			RSU(2)	16,718	431,492
Carey J. Dorman	19,380	311,526	Share Award(1)	240,000	6,619,200
	9,634	12,505	PRSU(2)	10,749	277,432
	31,690	340,192	RSU(2)	5,961	153,853
			RSU(2)	5,589	144,252
			RSU(2)	3,582	92,451
Richard L. Fricke	—	—	PRSU(2)	2,866	73,971
	—	—	RSU(2)	3,477	89,741
	—	—	RSU(2)	1,677	43,283
	—	—	RSU(2)	955	24,649
Matthew Liebowitz			Share Award(1)	160,000	4,412,800
	—	—	PRSU(2)	7,166	184,954
	—	—	RSU(2)	4,222	108,970
	—	—	RSU(2)	3,353	86,541
	—	—	RSU(2)	2,388	61,634
John E. Capps	33,719	384,414	Share Award(1)	90,000	2,482,200
	25,615	442,056	PRSU(2)	17,197	443,855
	21,695	292,399	RSU(2)	2,980	76,914
	39,146	455,530	RSU(2)	3,353	86,541
			RSU(2)	2,865	73,946
(1)     Share awards granted on December 10, 2025 which vested on that same day based on a $27.58 stock price. These shares are subject to certain selling restrictions.
(2) 2022 PRSU awards and 1/3 increments of 2024, 2023 and 2022 RSU awards which vested based on a $25.81 stock price.
The value of dividend equivalents paid in cash by the Company to each NEO in 2025 upon vesting of RSU awards is shown in the "All Other Compensation" column in the 2025 Summary Compensation Table under "EXECUTIVE COMPENSATION TABLES" above.

Termination and Change in Control Arrangements
The Company implemented a standard form of CIC Agreement with executives since 2016 and each NEO has entered into a CIC Agreement with ESI upon their respective appointment as an executive officer of the Company. Granting of any CIC Agreement requires advance approval of the Compensation Committee.
Under the CIC Agreements, a "change in control" will be deemed to have occurred generally when (i) any person becomes the beneficial owner, directly or indirectly, of more than 30% of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company's voting securities, (ii) any person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities of the surviving entity following a reorganization, merger, share exchange or consolidation, or (iii) the Company is liquidated or sells all or substantially all of its assets, in each case, subject to exceptions.
The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company and separation from service of the executive. Pursuant to such provisions, if a change in control occurs and the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, in each case during the six months prior to or within two years following the change in control, the executive will be entitled to receive, subject to the signing of a general release of claims and compliance with restrictive covenants, a lump sum termination cash payment equal to 3 (CEO) or 2 (other NEOs) multiplied by each of the executive’s base salary and target bonus as of the date of termination of the executive's employment or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. The CIC Agreements do not provide for any excise tax gross-up.
In connection with the termination payments described under "— Potential Payments upon Termination or Change in Control" below, the CIC Agreements require that executives agree to protect any of the Company's confidential information acquired in connection with or as a result of their services for the Company, and not to compete against the Company during their employment with the Company and for a period of 18 months following termination of employment. Pursuant to the terms of the CIC Agreements, a breach by any executive of the non-disclosure or non-compete provisions would relieve the Company of its obligation to make, and/or require the executive to repay, certain termination payments.
Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment if the triggering events described in the headings of the table had occurred on December 31, 2025.
The description below provides only estimates of the compensation that would be provided to each NEO upon their termination of employment. In the event of a separation from the Company, any actual amounts would be determined based on the facts and circumstances that exist at that time. The amounts are in addition to any accrued dividend equivalents, benefits paid by insurance providers under life and disability insurance policies, and benefits generally available to the Company's U.S. salaried employees, such as vested or accumulated benefits under the Company-sponsored life insurance, 401(k) Plan and accrued vacation.

	Potential Payments upon Termination or Change in Control(1)
	Termination Without Cause or for Good Reason				Termination Without Cause or for Good Reason Within 6 Months Prior to or 2 Years Following a Change in Control(2)
Name	Salary ($)	Bonus ($)	LTI Awards Valuation ($)	Total ($)	Salary ($)	Bonus ($)	LTI Awards Valuation ($)(3)	Total ($)
Benjamin H. Gliklich	—	—	—	—	3,300,000	3,630,000	11,852,781	18,782,781
Carey J. Dorman	—	—	—	—	1,276,000	1,276,000	3,403,813	5,955,813
Richard L. Fricke	—	—	—	—	986,000	739,500	1,714,587	3,440,087
Matthew Liebowitz	—	—	—	—	1,140,000	855,000	2,302,130	4,297,130
John E. Capps	—	—	—	—	1,199,744	1,199,744	1,569,746	3,969,234
(1) In accordance with SEC regulations, the total amounts in this table do not include any amount to be provided to a NEO under any arrangement which does not discriminate in scope, terms or operation and which are available generally to all salaried employees. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., accrued dividend equivalents, vested retirement benefits accrued as of the date of termination and the right to elect continued health coverage pursuant to COBRA).
(2)    Reflects the terms of the CIC Agreements and LTI Awards agreements and base salary rates effective at December 31, 2025. See "— Termination and Change in Control Arrangements" above.
(3)    This column includes the value of unvested PRSUs and RSUs that would be accelerated and become vested or exercisable under the CIC Agreements. These LTI Awards are shown in the "Outstanding Equity Awards at Year End" table included above. For disclosure purposes only, it was assumed that 100% of any applicable target was achieved for all PRSUs at December 31, 2025. The value of any unvested PRSUs and RSUs was determined by multiplying the number of shares underlying any such PRSUs and RSUs at December 31, 2025 by the $24.99 closing price per share of the Company's common stock on that date. Accrued dividends on accelerated and vested PRSUs and RSUs would be paid at vesting in accordance with the terms of the applicable LTI Agreements ($292,819 to Mr. Gliklich, $83,884 to Mr. Dorman, $42,754 to Mr. Capps, $38,368 to Mr. Fricke and $55,311 to Mr. Liebowitz).
Other Post-Employment Payments
Unless otherwise provided in any applicable employment agreements, employment arrangements, CIC Agreements or LTI Awards agreements and except under certain circumstances in the event of a change in control of the Company, if a recipient’s employment is terminated for any reason prior to (i) the end of the applicable performance period or (ii) a change in control of the Company, then PRSUs or RSUs previously granted to such recipient and not vested, as well as any dividends accrued on such unvested PRSUs or RSUs, will be forfeited immediately upon such termination of continuous service without any payment to the recipient. If a recipient is employed by a subsidiary of the Company that ceases to be a wholly-owned subsidiary of the Company, such recipient's continuous service will be deemed terminated at the time such subsidiary ceases to be a wholly-owned subsidiary of the Company.
2025 Pension Benefits
We do not maintain any pension benefit plan or arrangements in which any of the NEOs is entitled to participate.
2025 Non-Qualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plan or arrangements in which any of the NEOs is entitled to participate.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information at December 31, 2025. There were 242,728,953 shares of common stock outstanding on December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(4)
Equity Compensation Plans approved by security holders:
2013 Plan	2,139,761	(1)	n/a	(3)	2,693,477
2024 Plan	1,736,495	(2)	n/a	(3)	8,866,713
2024 ESPP	—		—		4,112,000
Equity Compensation Plans not approved by stockholders:
None	—		—		—
Other:
None	—		—		—
Total	3,876,256		n/a		15,672,190
(1)     Includes: (i) 283,003 shares to be issued upon the vesting of outstanding RSUs; (ii) 928,379 shares to be issued upon the payout of outstanding PRSUs assuming target performance; and (iii) 928,379 shares reserved for incremental payouts on PRSUs assuming maximum performance relative to their underlying performance metrics.
(2)     Includes: (i) 306,715 shares to be issued upon the vesting of outstanding RSUs; (ii) 478,269 shares to be issued upon the payout of outstanding PRSUs assuming target performance; and (iii) 951,511 shares reserved for incremental payouts on PRSUs assuming maximum performance relative to their underlying performance metrics.
(3)    The Company has not granted any SOPs under either Plan since 2020.
(4)    Includes shares available for issuance under the 2024 Plan and the 2024 ESPP at December 31, 2025. The 2013 Plan expired on January 22, 2024 and no new awards may be granted under this plan. The Company has no other equity compensation plans with shares available for issuance.
For a description of the material terms of the 2013 Plan and the 2024 Plan, see Note 9, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2025 Annual Report.
Pay Ratio
For 2025, we estimate the pay ratio of the annual total compensation of our CEO ($26,480,462 as reported in the 2025 Summary Compensation Table above) to the annual total compensation of our median employee ($48,578) to be approximately 545 to 1. Excluding our CEO's December 2025 share award, the pay ratio would have been approximately 153 to 1 (v. 145 to 1 in 2024). We believe this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
In accordance with SEC rules, we identified a new "median employee" in 2025 by using the following methodology, which is consistent with the approach used in the prior years:

•We selected December 31, 2025 as the date upon which we would identify our "median employee;"
•As of this date, our total employee population consisted of 5,202 full-time and part-time employees, contractors and consultants, excluding our CEO and consultants who were not paid directly by the Company;

•We excluded employees from certain foreign jurisdictions* whose compensation was not considered representative of our global workforce. This exclusion represented less than 5% of our total number of employees as permitted under SEC rules; and
•We used base salary, incentive compensation (including Annual Bonus Plan target awards and LTI Awards) and other incentive payments as our consistently applied compensation measure. We did not make any cost-of-living or other adjustments. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars based on an exchange rate at December 31, 2025.
At December 31, 2025, our employee population included 959 U.S.-based employees and 4,243 employees outside of the U.S. After excluding 235 employees* (representing less than 5% of our total number of employees), as permitted under SEC rules, we identified our median employee from a group of approximately 4,967 employees globally.
The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
* These countries and their approximate headcounts at December 31, 2025 were: Japan (60), Hong Kong (43), Thailand (43), Vietnam (23), Belgium (15), Poland (14), Sweden (8), Philippines (6), Canada (5), Czechia (5), Slovakia (4), Australia (3), Portugal (3) and Romania (3).
Pay Versus Performance
The following "Pay Versus Performance" disclosure relates to compensation actually paid ("CAP") to our NEOs, as calculated in accordance with the SEC rules adopted in 2022, and the Company’s performance represented by total shareholder return ("TSR"), net income and adjusted EBITDA, as our Company-selected measure.
To determine the CAP of the principal executive officer ("PEO") and non-PEO named executive officers ("non-PEO NEOs") in any given year, the SEC rules require companies to make certain adjustments to the total executive compensation required to be reported in the Summary Compensation Table ("SCT") above for equity awards and pension plans that are calculated in accordance with U.S. GAAP (see the CAP Reconciliation Table below). CAP does not reflect compensation actually earned, realized or received by our NEOs.
The CAP adjustments can be summarized as follows:
•For equity awards, the grant date value as reported in the SCT is subtracted and a new value is added, which is calculated as follows: the year-end fair value of LTI Awards granted in the current fiscal year plus or minus the annual change in fair value as of the year-end for any unvested LTI Awards or as of vesting for LTI Awards vested in the current year.
•For the pension adjustments, the aggregate change in the pension value as reflected in the SCT is deducted and the service cost and prior service cost for the year is included.
Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years presented below. For further information on the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with Company performance, see the CD&A section under EXECUTIVE COMPENSATION above.

Pay Versus Performance Table (2021-2025)

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ millions)	Adjusted EBITDA ($ millions)(5)
					ESI TSR ($)(4)	Peer Group TSR ($)(4)
2025	26,480,462	29,228,004	5,227,296	5,703,011	150.9	100.9	$191.0	$548.0
2024	6,910,584	7,989,020	2,070,720	2,270,786	151.6	99.2	244.5	534.7
2023	4,777,638	4,977,567	1,352,724	1,280,479	136.2	115.5	118.0	482.0
2022	5,062,074	1,272,669	1,265,427	506,428	105.4	106.9	188.0	526.6
2021	5,107,649	32,875,237	1,771,617	8,045,744	138.5	129.5	203.7	524.8
(1)    Mr. Gliklich served as PEO for each of the years presented.
(2)    Reflects the SCT totals with certain applicable adjustments as described in the CAP Reconciliation Table below.
(3)    For 2025 and 2024, reflects average SCT totals of the non-PEO NEOs, as described in the CD&A above. For 2021-2023, reflects average SCT totals for Messrs. Dorman, Capps, D'Ambrisi, former Head of Electronics, and Goralski, former Head of Industrial & Specialty.
(4)    This column reflects, for each year, what the cumulative value of $100 would be, including reinvestment of dividends, if such amount had been invested in ESI's common stock on December 31, 2020. With respect to the Peer Group TSR, the ESI Peer Groups for 2025, 2024, 2023, 2022 and 2021 consisted of the same companies included in the 2025 ESI Peer Group under "Executive Compensation Setting Process — Market Benchmarking" in the CD&A above, except for restructuring and consolidation events.
(5)    For a definition of Adjusted EBITDA, a non-GAAP financial measure and reconciliation to GAAP net income for the last two years, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement. For reconciliations of Adjusted EBITDA for the prior years, see our prior SEC filings, including proxy statements.

CAP Reconciliation Table (2021-2025)

Year (FY)	2021		2022		2023		2024		2025
($ amounts)	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs
SCT Total compensation	$5,107,649	$1,771,617	$5,062,074	$1,265,427	$4,777,638	$1,352,724	$6,910,584	$2,070,720	$26,480,462	$5,227,296
Less: "Stock Awards" and "Option Awards" in the SCT	(2,492,919)	(523,520)	(3,500,002)	(669,469)	(3,500,013)	(650,007)	(4,200,013)	(837,510)	(23,620,044)	(3,976,614)
Plus: Fair value of LTI Awards granted during FY and outstanding and unvested at FY end(a)	5,741,613	1,205,751	2,737,104	523,545	4,073,959	627,268	4,774,533	952,074	4,260,220	804,853
Change in fair value of prior years' LTI Awards outstanding and unvested at FY end(a)	24,532,837	5,585,304	(1,980,197)	(517,635)	(687,953)	(125,744)	482,160	81,916	1,381,592	261,480
Change in fair value of prior years' LTI Awards that vested during FY(b)	(13,943)	235	(1,046,310)	(239,290)	313,936	104,763	21,756	3,586	40,774	7,446
Plus: Fair value of awards granted and vested during FY	—	—	—	—	—	—	—	—	20,685,000	3,378,550
Change in actuarial present values reported under “Change in Pension Value” in the SCT(c)	—	6,357	—	143,850	—	(28,525)	—	—	—	—
Compensation Actually Paid	$32,875,237	$8,045,744	$1,272,669	$506,428	$4,977,567	$1,280,479	$7,989,020	$2,270,786	$29,228,004	$5,703,011
(a)    Valued as of the last day of each FY. Unvested PRSUs, which vesting is subject to performance conditions, are valued based on the probable outcome of such performance conditions as of the applicable FY end, which probability differs, in certain cases, from the assumptions disclosed at the applicable grant date.
(b)    Valued as of the applicable vesting date.
(c)    In 2025 and 2024, there were no pension eligible NEOs. In 2021-2023, Messrs. D'Ambrisi and Goralski were the only pension eligible NEOs. There was no service cost or prior service cost adjustment for pension benefits as the Company's Pension Plan was frozen for additional accruals as of December 31, 2013.
2025 Performance Measures
We use multiple financial and operational metrics throughout our Annual Bonus Plan and LTI Program. We choose key internal metrics that align executive pay with Company performance and metrics that we believe correlate with stockholder value creation. Below is a list of the performance measures identified as the most important for NEOs' 2025 compensation decisions. These are metrics we use or have used to evaluate performance in our business overall. They are long-term growth and quality related. See the CD&A section above for further information.

Most Important Performance Measures*

Adjusted EBITDA
Adjusted EPS
Cash Return on Investment (CRI)
Total Shareholder Return (TSR)

* For definitions of these non-GAAP financial measures, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
Relationship Between CAP and Company Performance
The following graphs show, for the past five years, the relationship of the Company’s TSR relative to the TSR of the 2025 ESI Peer Group and the revised peer group described in this Proxy Statement as well as the relationship between CAP and the Company's (i) TSR, (ii) net income and (iii) adjusted EBITDA, which is our Company-selected measure.
Company TSR
The Company's TSR outperformed that of its peer group, the 2025 ESI Peer Group and the revised peer group over the last five years. CAP amounts are generally aligned with the Company’s TSR due primarily to the use of equity incentives in our compensation program which have a value tied to the Company’s stock price. CAP was higher in 2025, 2024 and 2021 primarily due to increased annual bonus payments triggered by strong Company performance. In 2021, CAP was also impacted by higher stock value as of the end of the year and the outcome of performance conditions of certain executive PRSUs becoming probable due to the Company's strong financial results. The change in fair value for unvested awards only indicates that previously issued grants have increased in value, which value can fluctuate significantly until these awards are vested.
Net Income
The Company’s net income increased in 2024 and 2021 and decreased in 2025, 2022 and 2023 while CAP has varied each year. This is primarily due to the significant emphasis we place on equity incentives, which are sensitive to changes in stock price and vested at above stretch levels in 2021 due to outperformance. The Company does not use net income as a metric when determining compensation for its executives.
Adjusted EBITDA
Adjusted EBITDA is a key metric integrated in both our Annual Bonus Plan and in our LTI program and, as such, has the potential to significantly influence the CAP to an executive in any given year.
In 2025 and 2024, the Company had robust adjusted EBITDA results of $548 million and $535 million, respectively, which translated into higher incentive compensation. In 2025, adjusted EBITDA was impacted by a sharp increase in precious metal prices. In 2023 and 2022, adjusted EBITDA results were impacted by a difficult macro economic backdrop and substantial inflation. In 2021, we saw strong adjusted EBITDA performance, which resulted in a bonus pool of 200%. Our stock price was also higher at the end of 2021 compared to the prior years and certain PRSU awards became probable, which increased their valuation according to the CAP calculation. The specific performance metric underlying our PRSUs is adjusted EBITDA CAGR, which excludes the impact of foreign currency translations.
Management believes adjusted EBITDA is a key indicator of the long-term profitability trends of the Company’s business and therefore a key driver of stockholder value creation. For more information on this non-GAAP measure, see "APPENDIX A – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.

SECURITY OWNERSHIP

Directors and Executive Officers
The following table sets forth the beneficial ownership of the Company's common stock at March 9, 2026 (the "Record Date"), unless indicated otherwise, for each current and former director and director nominee, each NEO and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated below, beneficial ownership includes sole voting and dispositive power with respect to all shares. Unless indicated otherwise, the address of each person listed below is c/o Element Solutions Inc, 500 South Pointe Road, Suite 200, Miami Beach, Florida 33139, United States.

Beneficial Owner	Company Position	Number of Shares of Common Stock (#)(1)		Rights to Acquire Beneficial Ownership of Shares (#)(9)		Total Number of Shares Beneficially Owned (#)	Percent of Class (%)**
Sir Martin E. Franklin	Executive Chairman	12,585,913	(2)	—		12,585,913	5.2
Benjamin H. Gliklich	CEO and Director	1,274,328	(3)	—		1,274,328	*
Ian G.H. Ashken	Director	1,674,285	(4)	6,539	(10)	1,680,824	*
Elyse Filon	Director	23,951		6,539	(10)	30,490	*
Christopher T. Fraser	Director	60,773		6,539	(10)	67,312	*
Michael F. Goss	Director	270,872	(5)	6,539	(10)	277,411	*
E. Stanley O’Neal	Director	147,832		6,539	(10)	154,371	*
Susan W. Sofronas	Director	6,246		6,539	(10)	12,785	*
Carey J. Dorman	CFO	237,722	(6)	—		237,722	*
Richard L. Fricke	President, Electronics	52,771		—		52,771	*
Matthew Liebowitz	President, Specialities	141,164		—		141,164	*
Caroline S. Lind	General Counsel and Secretary	12,134		—		12,134	*
John E. Capps	Former GC / Of Counsel	685,916	(7)	—		685,916	*
All Directors and Executive Officers as a group (12 persons):	N/A	15,185,062	(8)	39,234		15,224,296	6.2
* Less than 1%.
** Based on 243,595,391 shares of common stock outstanding at March 9, 2026.
(1)    Amounts reflect beneficial ownership as calculated under SEC rules. Except as otherwise noted and for shares held by a spouse, the named persons have sole voting and investment power over the indicated number of ESI shares. Amounts also include all ESI shares held in trust over which the person has or shares voting or investment power. None of the shares are pledged as security by the named person. Beneficial ownership of some or all of the shares listed may be disclaimed.

(2)    Sir Martin beneficially owns 12,585,913 shares of our common stock consisting of (a) shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, 11,282,983 shares of our common stock consisting of (i) 334,100 shares held by the Martin E. Franklin Revocable Trust (the "Franklin Trust"), (ii) 400,000 shares held by the Sir Martin E. Franklin Family Trust (the "Family Trust"), (iii) 5,915,413 shares held by MEF Holdings, LLLP ("MEF Holdings"), (iv) 1,784,500 shares held by MEF Holdings II, LLLP ("MEF Holdings II") and (v) 2,848,971 shares held by RSMA, LLC ("RSMA," and together with the Franklin Trust, the Family Trust, MEF Holdings, MEF Holdings II, the "Franklin Holders"), and (b) sole power to vote, or to direct the vote, of 1,302,929 shares of our common stock held by Tasburgh, LLC, an affiliate of Mr. Ashken ("Tasburgh," and together with the Franklin Holders, the "Holders") pursuant to an Irrevocable Proxy Agreement, dated February 27, 2020 (the "Voting Agreement"). In the aggregate, such 12,585,913 shares of our common stock represent approximately 5.2% of all outstanding shares of our common stock at March 9, 2026. Sir Martin disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. The business address of each of the Holders is 500 South Pointe Drive, Suite 240, Miami Beach, Florida 33139.
As of March 23, 2026, the Voting Agreement was terminated and, as such, Sir Martin beneficially owns 11,282,983 shares of our common stock, or 4.6% (calculated based on outstanding shares of our common stock as of March 9, 2026 (243,595,391 shares)).
(3)     Includes (i) 1,191,078 shares of common stock held directly by Mr. Gliklich and (ii) 83,250 shares of common stock held indirectly by The Gliklich Family Foundation, a family charitable foundation controlled by Mr. Gliklich and family members. Mr. Gliklich disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(4)     Mr. Ashken may be deemed to beneficially own an aggregate of 1,674,285 shares of our common stock of which he has (i) shared power to vote, or to direct the vote of, 306,880 shares and (ii) shared power to dispose, or to direct the disposition of 1,674,285 shares. The shares of our common stock beneficially owned by Mr. Ashken consist of (i) 1,353,995 shares held by Tasburgh, (ii) 306,880 held indirectly by Nancy and Ian Ashken Investment Trust LLLP and (ii) 13,410 shares held indirectly through a second family trust. In the aggregate, such 1,674,285 shares of our common stock represent approximately 0.7% of all outstanding shares of our common stock at March 9, 2026. Mr. Ashken disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(5)    Includes (i) 23,951shares of common stock held directly by Mr. Goss and (ii) 246,921 shares of common stock held indirectly by family trust (the "Trust"). Mr. Goss is a trustee of the Trust and may be considered to have beneficial ownership of the Trust's interests in our common stock. Mr. Goss disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(6)    Includes (i) 237,077 shares held directly by Mr. Dorman and (ii) 645 shares held by his spouse. In December 2025, Mr. Dorman made a gift of 16,399 shares to a charitable donor advised fund.
(7)    Based on a Form 4 filed on February 12, 2026.
(8)    Excludes 1,302,929 shares as these shares, held by Tasburgh, are represented in both Sir Martin's and Mr. Ashken's security ownerships.
(9)    This column includes shares underlying RSUs held by our directors and expected to vest within 60 days of March 9, 2026, or May 8, 2026.
(10)     These RSUs were granted to each of our independent directors as compensation for their 2025-2026 directorship and will vest on May 4, 2026, subject to continuous directorship through and on such vesting date.

Principal Beneficial Owners
The following table presents each stockholder known by us to be the beneficially owner of more than 5% of our 243,595,391 shares of common stock outstanding at March 9, 2026, based on a review of filings with the SEC. Percentages are calculated based upon such shares outstanding at March 9, 2026, plus shares which the beneficial owner has the right to acquire within 60 days.

Except as otherwise indicated below, the Company believes each of the entities listed below has sole voting and dispositive power with respect to all the shares of common stock. Addresses of the beneficial owners are indicated in their respective footnotes.

	Amount and Nature of Beneficial Ownership		Percent of Class
Name of Beneficial Owner

BlackRock, Inc.	26,557,824	(1)	10.9%
The Vanguard Group, Inc.	25,145,035	(2)	10.3%
FMR LLC	17,316,473	(3)	7.1%
Sir Martin E. Franklin	12,585,913	(4)	5.2%

(1)     Based on information contained in a Form 13F-HR filed with the SEC on February 12, 2026, BlackRock, Inc. held sole voting power over 25,691,348 shares of common stock; shared voting power over 0 shares; sole dispositive power over 26,557,824. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)     Based on information contained in a Schedule 13G/A filed with the SEC on January 29, 2026, The Vanguard Group, Inc. (or its affiliated institutional investment managers) held shared voting power over 1,440,007 shares and shared dispositive power over 25,145,035 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.
(3)     Based on a Form 13F-HR filed with the SEC on February 17, 2026. As of December 31, 2025, FMR LLC reported sole dispositive power over 17,304,221 shares and sole dispositive power over 17,316,473 shares. The address of the principal business office of FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)     See footnote (2) under "—Directors and Executive Officers" above.

PROPOSAL 2	Advisory Vote on 2025 Executive Compensation
☑ The Board recommends a vote FOR this proposal
•Strong alignment of executive pay with Company performance
•Oversight by fully independent Compensation Committee
As required by Section 14A of the Exchange Act and related SEC rules, we are providing stockholders with the opportunity to cast, on a non-binding advisory basis, on the compensation of our NEOs as disclosed in this Proxy Statement, commonly referred to as the "Say-on-Pay" vote.
At our 2025 Annual Meeting, a significant majority of our stockholders, 93.92% of votes cast, supported the 2024 compensation of our executives. The Board and the Compensation Committee see this strong level of approval as an endorsement of our current executive compensation program and how we addressed stockholder feedback in the prior years. Notwithstanding this result, we value the views of our stockholders and recognize the importance of continued outreach.
We encourage stockholders to read the CD&A section of this Proxy Statement for an overview of our executive compensation philosophy and program, which is designed to attract and retain effective executives and the team necessary to execute against our strategies and deliver value. In the context of our 2025 Say-on-Pay vote, we also explain in this section our 2025 and 2026 compensation decisions in more detail, our stockholder engagement efforts and the actions that were taken to further align the Company's interests with those of our stockholders.
The Board recommends that stockholders vote "FOR" approving the following resolution at the 2026 Annual Meeting:
"RESOLVED, that the compensation paid to the Company's NEOs in 2025, as disclosed in the Proxy Statement for the Company's 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby APPROVED."
This vote is non-binding. However, our Board and the Compensation Committee value the views of our stockholders and will consider the outcome of the vote when making future executive compensation decisions for our NEOs.
We expect that the next Say-on-Pay vote will be held at the Company’s 2027 annual meeting of stockholders.
Vote Required
Because this proposal seeks the input of stockholders, there is no minimum vote requirement. The Board will consider the resolution approving the compensation of the NEOs to have been approved if this proposal receives more votes cast "For" than "Against." Abstentions and any "broker non-votes" will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE APPROVAL
OF OUR 2025 EXECUTIVE COMPENSATION PROGRAM

PROPOSAL 3	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm For 2026
☑ The Board recommends a vote FOR this proposal
•Independent firm
•Significant industry, global audit and financial reporting expertise
The Audit Committee, subject to stockholder ratification, has selected PricewaterhouseCoopers LLP ("PwC"), certified public accountants, to audit the financial statements and internal controls over financial reporting of the Company for the year ending December 31, 2026. PwC has served as the Company's independent registered public accounting firm since 2013. In connection with the selection of PwC, the Audit Committee annually reviews and negotiates the terms of the engagement letter with PwC. This letter sets forth important terms regarding the scope of their engagement, associated fees, payment terms and responsibilities of each party.
The Audit Committee and the Board believe that the continued retention of PwC as our independent auditors is in the best interests of the Company and our stockholders. However, if stockholders do not ratify the selection of PwC, the Audit Committee will consider the outcome of this vote for 2026 or the next fiscal year. Even in the event the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm and has authority to terminate or otherwise revise the engagement of PwC at any time.
Representatives of PwC are expected to attend the 2026 Annual Meeting, during which they will be available to respond to appropriate questions from stockholders.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act or the Exchange Act.
The Audit Committee consists of directors whom the Board of Directors has determined to be "independent," as required by the applicable NYSE listing standards and SEC rules. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements of the Company and publicly reporting the same. PricewaterhouseCoopers LLP ("PwC"), the Company’s independent registered public accounting firm for 2025, was responsible for auditing the Company's audited financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board ("PCAOB").
In discharging its oversight responsibility for the audit process, the Audit Committee reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2025 and PwC's evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB and the SEC. As part of that review, PwC provided to the Audit Committee a written statement describing all relationships between PwC and the Company that might bear on PwC's independence and information required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence. Upon review, the Audit Committee discussed with PwC any relationships that may impact their objectivity or independence. The Audit Committee also considered whether the provision of any non-audit services by PwC was compatible with maintaining their independence, and concluded that PwC’s independence had been maintained.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved such recommendation) that the Company's audited financial statements for the year ended December 31, 2025 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 18, 2026.
The Audit Committee
Elyse Filon (Chair)
Christopher T. Fraser
Michael F. Goss
Principal Accountant Fees and Services
The following table provides detail about fees for professional services rendered by PwC to the Company for the years ended December 31, 2025 and 2024:

Services Provided	2025	2024
	(in millions)
Audit Fees	$5.5	$5.9
Audit-Related Fees	0.0	0.0
Tax Fees	0.7	0.7
Total	$6.2	$6.6
Audit Fees: Consist of fees billed for the following professional services:
•Audits of the Company's consolidated financial statements;
•Reviews of the Company's interim condensed consolidated financial statements included in quarterly reports;
•Statutory audits of foreign entities; and
•Audit of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the audit of the Company's consolidated financial statements.
For 2025, audit fees included $0.4 million of non-recurring fees primarily related to the adoption of The One Big Beautiful Bill Act (OBBBA) and the sale of the Company's Graphics business, which transaction closed on February 28, 2025. For 2024, audit fees included $0.6 million of non-recurring fees primarily related to the sale of the Company's Graphics business.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under "Audit Fees." These services include consultations concerning financial accounting and reporting standards, due diligence, accounting relating to acquisitions and divestitures, and attest services that are not required by statute or regulation.
Tax Fees: Consist of tax compliance/preparation and other tax services, including fees for professional services related to international tax compliance, assistance with tax audits and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation.
The Audit Committee has concluded that the provision by PwC of the non-audit services included in the total above was compatible with maintaining the independence of these auditors.

Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company's independent auditors. In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided to us by our independent registered public accounting firm by category, including audit-related services, tax services and other permitted non-audit services. Under these policies and procedures, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage our independent auditors for additional services not contemplated in the original engagement letter with PwC or pre-approval, the Audit Committee requires separate pre-approval before any additional engagement.
All the 2025 work performed by PwC as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast. This means that if PwC receives a greater number of votes "For" its 2026 selection than votes "Against," such selection will be ratified. If the selection of PwC is not ratified, the Audit Committee may reconsider the selection of the Company's independent auditors.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE "FOR" THE RATIFICATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR 2026

INFORMATION ABOUT THE MEETING AND VOTING

In accordance with SEC rules, we are providing our stockholders with access to our proxy materials over the Internet, rather than in paper form, which reduces the environmental impact of the 2026 Annual Meeting and its related costs.
Why am I receiving these proxy materials?
You are receiving proxy materials because you are a stockholder of record for the 2026 Annual Meeting. This means that you were holding Element Solutions shares as of the close of business on March 9, 2026, the Record Date. The proxy materials provide notice of the 2026 Annual Meeting, describe the proposals presented for stockholder action and include information required to be disclosed to stockholders. We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail.
If you are a stockholder of record with shares registered directly in your name, a one-page Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") will be mailed to you on or about March 23, 2026. Stockholders of record may access the proxy materials on www.proxyvote.com or request a printed set of the proxy materials by following the instructions in the Notice of Internet Availability. This notice also explains how you may request to receive future proxy materials by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide the information you need in a more timely manner, save printing and mailing costs and conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you revise it.
If you are a beneficial owner, you will not receive a Notice of Internet Availability directly from us. Instead, your broker, bank or other nominee will forward to you their own notice with instructions on accessing the proxy materials relating to the 2026 Annual Meeting and how to vote your shares as well as other options that may be available to you for receiving the proxy materials.
When and where is the 2026 Annual Meeting?
The 2026 Annual Meeting will be a virtual-only meeting via live audio webcast. You will be able to attend the 2026 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2026. To participate in the 2026 Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability, proxy card or voting instruction form. The 2026 Annual Meeting will begin promptly at 11:00 a.m. (Eastern Time) on May 4, 2026.
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate in the virtual 2026 annual meeting as they would at an in-person meeting. Stockholders as of the Record Date who attend and participate in the meeting will have an opportunity to submit questions at any time during the meeting through the virtual meeting platform at www.virtualshareholdermeeting.com/ESI2026. We will respond to questions during a designated portion of the meeting. The rules of conduct and proxy materials will be available on the meeting platform.
What if I have technical difficulties or trouble accessing the virtual 2026 Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual 2026 Annual Meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

If I plan to attend the 2026 Annual Meeting, should I still vote by proxy?
Yes. Casting your vote in advance does not affect your right to attend the 2026 Annual Meeting. If you send in your proxy card and also attend the virtual meeting, you do not need to vote again at the meeting unless you want to change your vote.
What am I voting on?
There are three proposals scheduled to be voted on at the 2026 Annual Meeting:

Proposals	Board Recommendations
1 - Election of seven directors for a one-year term	FOR each Director Nominee
2 - Advisory vote to approve our 2025 executive compensation ("Say-on-Pay" vote)	FOR
3 - Ratification of PwC as our independent registered public accounting firm for 2026	FOR
We will also consider other proposals that properly come before the 2026 Annual Meeting in accordance with the procedures set forth in the Company's Amended and Restated By-Laws and, if applicable, the requirements of Rule 14a-19 of the Exchange Act.
Mr. Gliklich, CEO, and Caroline S. Lind, GC, have been selected by our Board to serve as proxy holders for the 2026 Annual Meeting. All of our shares of common stock represented by properly delivered proxies received in time for the 2026 Annual Meeting will be voted at the meeting by the proxy holders in the manner specified in the proxy by the stockholder. If you sign and return a proxy card without indicating how you would like your shares to be voted, the proxy holders will vote your shares in accordance with the recommendations of the Board. In the event proxies for disqualified or withdrawn nominees for the Board are received, such votes for such disqualified or withdrawn nominees will be treated as abstentions.
Which shares can I vote?
You may vote all of the shares of our common stock that you owned as of the Record Date, which is the close of business on March 9, 2026. You may cast one vote for each share of common stock held by you on the Record Date on each item of business presented at the 2026 Annual Meeting. These shares include shares that are:
•held directly in your name as the stockholder of record; and/or
•held for you as the beneficial owner through a broker, bank or other nominee.
On March 9, 2026, there were 243,595,391 shares of common stock issued, outstanding and entitled to vote.
What happens if additional matters are presented at the meeting?
The Company's Amended and Restated By-Laws provide that items of business may be brought before the 2026 Annual Meeting only pursuant to the Notice of Annual Meeting of Stockholders (or any supplement thereto) included in this Proxy Statement, by or at the direction of the Board of Directors, or by a stockholder of the Company who (i) was a stockholder at the time proper notice of such business is delivered to the Company Secretary, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in our Amended and Restated By-Laws and, if applicable, with the additional requirements of Rule 14a-19 (or any successor rule thereto) of the Exchange Act.
Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2026 Annual Meeting as of the date of this Proxy Statement. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2026 Annual Meeting in accordance with the laws of the State of Delaware governing corporations ("Delaware General Corporation Law") and/or our Amended and Restated By-Laws.
What constitutes a quorum and why is a quorum required?
A quorum of stockholders present is required for all items of business to be voted at the 2026 Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the Company's shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the 2026 Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the 2026 Annual Meeting for quorum purposes. If we do not have a quorum, then the person presiding over the 2026 Annual Meeting or the stockholders present at the 2026 Annual Meeting may, by a majority of voting power thereof, adjourn the meeting, as authorized by our Amended and Restated By-Laws, until a quorum is present.
What is the difference between a stockholder of record and a beneficial owner?
Stockholder of Record: If your shares are registered directly in your name with any agent, including Computershare, the Company's transfer agent, you are considered to be, with respect to those shares, the "stockholder of record" and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Element Solutions or to vote in person at the 2026 Annual Meeting.
Beneficial Owner: If your shares are held by a broker, bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" and the Notice of Internet Availability was forwarded to you by that nominee. As the beneficial owner, you have the right to direct your nominee as to how to vote your shares, and are also invited to attend the 2026 Annual Meeting.
If you hold shares both as a stockholder of record and in "street name," you must vote separately both set of shares.
How do I vote?
If you are a stockholder of record, you may vote:
•Via the Internet. You may vote via the Internet by visiting www.proxyvote.com and entering the 16-digit control number found on your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability.
•By Telephone. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.
•By Mail. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
•At the Virtual Meeting. You may vote during the virtual 2026 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2026. Be sure to have your 16-digit control number available in order to join the meeting.
If you are a beneficial owner of shares held in "street name," you must follow the voting procedures of the broker, bank or other nominee who holds your shares. In general, you may vote:
•Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the 16-digit control number found in your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability. The availability of Internet voting may depend on the voting process of the broker who holds your shares.
•By Telephone. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card. The availability of telephone voting may depend on the voting process of the broker who holds your shares.
•By Mail. If you requested printed copies of the proxy materials by mail, you will receive a proxy card or a voting instruction form and you may vote by proxy by filling out the proxy card or voting instruction form and returning it in the envelope provided.
•At the Virtual Meeting. You may vote during the virtual 2026 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2026. Be sure to have your 16-digit control number available in order to join the meeting.
TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY, WE ENCOURAGE YOU TO VOTE ON THE INTERNET OR BY TELEPHONE TODAY.
If you vote on the Internet or by telephone, you do not need to return your proxy card or voting instruction form. Internet and telephone voting for stockholders will be available 24 hours a day. To allow sufficient time for your broker to vote, your voting instructions must be received by 11:59 p.m. (Eastern Time) on May 3, 2026. Even if you plan to attend the 2026 Annual Meeting, we recommend that you vote your shares in advance.
Internet and telephone voting procedures are designed to authenticate stockholders by use of your 16-digit control number and to allow you to confirm that your instructions have been properly recorded. Stockholders voting via the Internet and by telephone should understand there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders.
How many votes are needed to approve each proposal?
The table below sets forth the vote required for approval of each proposal described in this Proxy Statement, assuming a quorum is present:

Proposal	Vote Required
1 - Election of directors for a one-year term	Majority of votes cast
2 - Advisory 2025 Say-on-Pay vote	Majority of votes cast
3 - Ratification of independent registered public accounting firm for 2026	Majority of votes cast
How do I obtain electronic access to the proxy materials?
The Notice of Internet Availability provides instructions regarding how to use the Internet to view the proxy materials for the 2026 Annual Meeting. This Proxy Statement and our 2025 Annual Report are available on the following website: www.proxyvote.com. If you hold your shares in "street name," you may be able to elect to receive future proxy statements and annual reports electronically. For information regarding electronic delivery, you should contact your broker, bank or other nominee. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.
What if I lose the Notice of Internet Availability or other communication from my broker containing my 16-digit control number prior to voting?
Stockholder of Record. If you are a stockholder of record, you may obtain another Notice of Internet Availability containing your control number by writing to the Company's Secretary at Element Solutions Inc, 500 South Pointe Road, Suite 200, Miami Beach, Florida 33139, or calling our Investor Relations function at (203) 952-0369.
Beneficial Owner. If your shares of common stock are held in "street name" through a broker, bank or other nominee, you must contact that nominee and request to obtain another notice from them.

Is my vote confidential?
Yes. Broadridge Investor Communication Solutions, Inc. ("Broadridge") will receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to Element Solutions or any of its officers or employees, except where disclosure is required by applicable law, disclosure of your vote is expressly requested by you, or we/Broadridge conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be provided to us from time to time and preliminary voting results will be publicly announced at the 2026 Annual Meeting.
If I am an employee holding shares pursuant to the Company's 2024 Employee Stock Purchase Plan ("2024 ESPP"), how will my shares be voted?
Employees holding shares of common stock of the Company acquired through the Company's 2024 ESPP will receive an email including voting instructions or a voting instruction card from Broadridge covering all shares credited to their share account held under Schwab Stock Plan Services at Charles Schwab, the 2024 ESPP administrator, as of the Record Date. The email or voting instruction cards may have an earlier return date than proxy cards.
How do I vote my shares held in a Charles Schwab brokerage account and/or through the Company's Employee Savings and 401(k) Plan?
Employees holding shares of common stock of the Company in a brokerage account held by Charles Schwab or shares acquired through the Company's 401(k) plan will be able to vote any shares included in their accounts as of the Record Date in accordance with the voting instructions that will be provided by the Schwab Stock Plan Services at Charles Schwab, the bank nominee where these brokerage accounts were opened.
What if I sign and return my proxy without providing any specific voting instructions?
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the 2026 Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.
Beneficial Owner. If you are a beneficial owner of shares held in "street name" and do not provide the broker, bank or other nominee who holds your shares with specific voting instructions, under the rules of the NYSE, this broker, bank or other nominee may generally vote on "routine matters" but cannot vote on "non-routine matters." If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Therefore, we strongly encourage you to give voting instructions to your nominee. Shares represented by such broker non-votes will be counted in determining whether there is a quorum.
Which proposals are considered "routine" or "non-routine"?
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026 (Proposal 3) is a matter considered "routine" under applicable rules. A broker, bank or other nominee may generally vote on routine matters, which means that it can exercise discretion and vote your shares absent your instructions. Therefore, no broker non-votes are expected to exist in connection with Proposal 3.
The election of directors (Proposal 1) and the approval, on an advisory basis, of the compensation of the NEOs in 2025 (Proposal 2) are matters considered "non-routine" under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters and, therefore, there may be broker non-votes on Proposals 1 and 2.

What is the impact of broker non-votes and abstentions on the proposals being presented at the meeting?
The table below sets forth the impact of a broker non-vote and an abstention with respect to each proposal described in this Proxy Statement, assuming a quorum is present:

	Broker Non-Vote	Abstention
1 - Election of directors for a one-year term	No Impact	No Impact
2 - Advisory 2025 Say-on-Pay vote	No Impact	No Impact
3 - Ratification of independent registered public accounting firm for 2026	N/A	No Impact
Can I change my vote after I have delivered my proxy card?
Yes. You may revoke your proxy card at any time before its exercise by delivering to the Company's Secretary a revocation of proxy at the address indicated below, executing a new proxy bearing a later date, or voting during the 2026 Annual Meeting. If you are a beneficial owner, you must contact your broker, bank or other nominee to change your vote.
Element Solutions Inc
Attn: Company Secretary
500 South Pointe Road, Suite 200
Miami Beach, Florida 33139
United States
Am I entitled to dissenter’s rights?
No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the matters being voted on at the 2026 Annual Meeting.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple Notices of Internet Availability or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares in "street name." If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote the shares represented by each Notice of Internet Availability or voting instruction card you receive.
What is householding?
For those stockholders who have elected to continue to receive printed copies of the proxy materials, the SEC permits delivery of a single annual report to stockholders and a single proxy statement to any household at which two or more stockholders reside, who are believed to be members of the same family. The procedure, referred to as "householding," reduces the volume of duplicate information stockholders receive and the related expenses to the Company. We have not implemented householding with respect to our stockholders of record; however, a number of brokerage firms have instituted this process, which may impact certain beneficial owners (i.e., "street name" stockholders). If your family has multiple accounts in which a broker holds your shares of common stock in "street name," you may have previously received a householding information notification from this broker. Please contact your broker directly if you have any questions, require additional copies of this Proxy Statement or our 2025 Annual Report, or wish to revoke your decision to household and receive multiple reports going forward.
Where can I find voting results of the 2026 Annual Meeting?
We will announce the preliminary voting results for the proposals voted upon at the 2026 Annual Meeting and disclose final detailed voting results in a Current Report on Form 8-K filed with the SEC within four business days of the 2026 Annual Meeting.

Who should I call with other questions?
If you need assistance voting your shares or have additional questions about this Proxy Statement or the 2026 Annual Meeting, please contact our Investor Relations function at (203) 952-0369 or IR@elementsolutionsinc.com.
If you would like to receive additional copies of our 2025 Annual Report, please contact: Element Solutions Inc, 500 South Pointe Road, Suite 200, Miami Beach, Florida 33139, United States. Attention: Investor Relations.

OTHER MATTERS

Stockholder Proposals
As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the 2026 Annual Meeting other than as set forth in the Notice of Annual Meeting of Stockholders included in this Proxy Statement. If any other matters properly come before the 2026 Annual Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in accordance with the recommendations of the Board.
Stockholder Proposals for the 2027 Proxy Statement
In order to submit stockholder proposals to be considered for inclusion in the proxy materials for the Company's 2027 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by the Company's Secretary at 500 South Pointe Road, Suite 200, Miami Beach, Florida 33139, United States, no later than November 20, 2026. The proposal must meet the requirements under Rule 14a-8 to be valid.
Stockholder Director Nominations and Other Stockholder Proposals at the 2027 Annual Meeting of Stockholders
Our Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations (each, a "Nomination") and other stockholder proposals (each, a "Stockholder Proposal") that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the Company's 2027 annual meeting of stockholders, a notice of Nomination or Stockholder Proposal must be delivered to our Company Secretary at the Miami Beach address indicated above, not less than 90 or more than 120 days prior to the first anniversary of the date of the 2026 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to our Amended and Restated By-Laws (and not pursuant to Rule 14a-8) must be received no earlier than the close of business on January 4, 2027 and no later than the close of business on February 3, 2027.
Any notice must describe various matters regarding (i) the individuals subject to the Nomination, including but not limited to, the name, address, occupation and the number of shares held by such nominees, (ii) the Stockholder Proposal, including, but not limited to, the reasons for such proposal, and (iii) information about the stockholder giving notice and the beneficial owner, if any, on whose behalf the Nomination or the Stockholder Proposal is made. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must comply with the requirements of Rule 14a-19 under the Exchange Act and provide notice to the Company's Secretary at the address above between January 4, 2027 and February 3, 2027 with all the names of the nominees for whom such stockholder intends to solicit proxies. The notice must also meet all the requirements set forth in Rule 14a-19(b).
All Nominations and Stockholder Proposals must comply with the requirements as set forth in our Amended and Restated By-Laws, a copy of which may be obtained at no cost from the Company's Secretary. The chairman of any annual meeting may refuse to allow any Nomination or Stockholder Proposal not made in compliance with these procedures and those of Rule 14a-19(b), if applicable.

List of Stockholders Entitled to Vote at the 2026 Annual Meeting
The names of stockholders of record entitled to vote at the 2026 Annual Meeting will be available at the Company’s principal office in Miami Beach, Florida, for a period of ten days prior to the 2026 Annual Meeting. To the extent office access is affected in any manner, stockholders may email the Company at IR@elementsolutionsinc.com for alternative arrangements.
Proxy Solicitation Costs
We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, proxies may be solicited on our behalf by our officers, directors or employees in person, by telephone or electronic mail without extra compensation for that activity. We also expect to reimburse Computershare, our transfer agent, and Broadridge, as well as banks, brokers and other persons for reasonable out-of-pocket expenses in sending proxy materials to the beneficial owners of our common stock and for obtaining the proxies of those owners.
Communication with the Board of Directors
Any stockholder or other party interested in contacting the Board, a Committee of the Board, the Board's independent Lead Director or any other director may do so in writing to:
Element Solutions Inc
Board of Directors [or Committee or director name, as appropriate]
500 South Pointe Road, Suite 200
Miami Beach, Florida 33139
United States
All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a stockholder of the Company. As indicated in our Board Governance Principles, the Board has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board. Under that process, the Executive Chairman or an officer delegated by the Executive Chairman (the "Delegated Officer") reviews all such correspondence, maintains a log of all such correspondence and forwards to the other directors copies of all correspondence that, in the opinion of the Executive Chairman or the Delegated Officer, deal with the functions of the Board or any of its Committees or that the Executive Chairman or Delegated Officer otherwise determines require their attention. The Executive Chairman or Delegated Officer may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log at any time.
When deemed appropriate, concerns relating to accounting, internal controls or auditing matters are brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Available Information
We will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2025, including the financial statements and schedules thereto, but not the exhibits. Stockholders should direct their requests to our Investor Relations function at Element Solutions Inc, 500 South Pointe Road, Suite 200, Miami Beach, Florida 33139.
Our annual report on Form 10-K for the year ended December 31, 2025 is also available, free of charge, through the Investors – SEC Filings section of our website at www.elementsolutionsinc.com. A copy of any exhibit to our annual report on Form 10-K will be forwarded upon written request to our Investor Relations function at the address indicated above.

APPENDIX A - NON-GAAP DEFINITIONS AND RECONCILIATIONS

The executive compensation reflected in this Proxy Statement is awarded based on financial information that is not prepared in accordance with the Generally Accepted Accounting Principles standards ("GAAP"), including adjusted EBITDA, constant currency adjusted EBITDA CAGR ("adjusted EBITDA CAGR"), adjusted EPS, cash return on investment (CRI) and total shareholder return (TSR). Management and the Compensation Committee used these non-GAAP financial measures in their analysis of the Company’s performance and in their evaluation of the 2025 compensation. Non-GAAP financial measures, however, have limitations as analytical tools and should not be considered in isolation from, or a substitute for, or superior to, the related financial information that we report in accordance with GAAP.
For a discussion of the Company’s use of non-GAAP financial measures, see pp. 28-29 of the 2025 Annual Report on Form 10-K under "Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures."
The definitions and, where applicable, reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures are as follows:
Constant Currency
The Company discloses adjusted EBITDA CAGR by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollars. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollars using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Adjusted EBITDA
Adjusted EBITDA is defined as EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share ("EPS")" reconciliation table below. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA provides investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitates comparisons of its profitability to prior and future periods.

The following table reconciles GAAP "Net income" to "Pre-Bonus Adjusted EBITDA" and "Adjusted EBITDA," as applicable, and presents "Net Income Margin" and "Adjusted EBITDA Margin," for the periods presented below:

		Year Ended December 31,	Year Ended December 31,
(dollars in millions)		2025	2024
Net income		$191.0	$244.5
Add (subtract):
Income from discontinued operations, net of tax		—	(1.6)
Income tax expense		74.6	44.8
Interest expense, net		53.4	56.3
Depreciation expense		41.1	40.0
Amortization expense		110.1	117.6
EBITDA		470.2	501.6
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(2)	5.6	7.8
Acquisition, integration and transaction expenses	(3)	34.9	21.7
Foreign exchange losses (gains) on intercompany loans	(4)	28.2	(23.9)
Gain on divestitures	(5)	(59.0)	—
Unrealized losses (gains) on metals derivative contracts	(6)	16.7	(4.4)
Debt financing costs	(7)	1.8	0.8
Kuprion Acquisition research and development charge	(8)	—	3.9
2025 executive share grants	(9)	37.1	—
Other, net	(10)	12.1	27.2
Adjusted EBITDA		$547.6	$534.7
Bonus expense and adjustments*		10.6
Pre-bonus Adjusted EBITDA		$558.2

Net Income Margin
Total		10.0%	5.1%

Adjusted EBITDA Margin
Total		21.8%	20.7%
*Includes adjustments related to foreign currency translations, divestitures and increased metals prices
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share (EPS) reconciliation table below. For a definition of "constant currency," please see above.
Constant Currency Adjusted EBITDA Compound Annual Growth Rate ("adjusted EBITDA CAGR")
Adjusted EBITDA CAGR is defined as adjusted EBITDA growth (as opposed to a dollar value) over a certain performance period which growth excludes the impact of foreign currency translations, material acquisitions, divestitures, restructurings, refinancings and other unusual items as deemed appropriate by the Compensation Committee. Management believes this non-GAAP financial measure provides a more complete understanding of the long-term profitability trends of the Company’s business, and facilitates comparisons of its profitability to prior and future periods.

Adjusted Earnings per Share ("EPS")
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions.
Further, the Company adjusts its effective tax rate to 20%, as described in footnote (8) under the reconciliation table below. This effective tax rate, which reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits.

The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).
The following table reconciles GAAP "Net income" to "Adjusted net income" and presents the adjusted number of common shares used in calculating adjusted EPS for the period presented below:

		Year Ended December 31,
(dollars in millions, except per share amounts)		2025
Net income		$191.0
Net income attributable to the non-controlling interests		(0.2)
Reversal of amortization expense	(1)	110.1
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	1.2
Restructuring expense	(2)	5.6
Acquisition, integration and transaction expenses	(3)	34.9
Foreign exchange losses on intercompany loans	(4)	28.2
Gain on divestitures	(5)	(59.0)
Unrealized losses on metals derivative contracts	(6)	16.7
Debt financing costs	(7)	1.8
2025 executive share grants	(9)	37.1
Other, net	(10)	12.1
Tax effect of pre-tax non-GAAP adjustments	(11)	(37.7)
Adjustment to estimated effective tax rate	(11)	21.4
Adjusted net income attributable to common stockholders		$363.2

Adjusted EPS	(12)	$1.49

Adjusted common shares outstanding	(12)	244.4

(1)    The Company eliminates the amortization expense associated with intangible assets and the incremental depreciation associated with the step-up of fixed assets recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)    The Company adjusts for costs associated with acquisition, integration and transaction activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)    The Company adjusts for the gain on the sale of its MacDermid Graphics Solutions business and the loss on other immaterial divestiture activity because it believes they are not reflective of ongoing operations.
(6)    The Company adjusts for unrealized gains/losses on metals derivative contracts as it believes it provides a more meaningful comparison of its performance between periods.
(7)    The Company adjusts for costs related to the partial prepayments of its term loans because it believes these costs are not reflective of ongoing operations.
(8)    The Company adjusts for research and development costs associated with contingent consideration related to the acquisition of Kuprion, Inc. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(9)    The Company adjusts for costs relating to the grant and subsequent vesting of shares to certain executives in December 2025 because it provides a more meaningful comparison of its performance between periods.
(10)    The Company's adjustments include highly inflationary accounting losses for its operations in Turkey of $4.9 million. In addition the Company adjusts for certain professional consulting fees. The Company adjusts for highly inflationary accounting impacts for its operations in Turkey as it believes it provides a more meaningful comparison of its performance between periods.
(11)    The Company uses a non-GAAP effective tax rate of 20%. This rate, which reflects the Company's estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company's financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company's jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. These economic benefits are expected to recur through 2028. Without taking into account these benefits derived from its U.S. tax attribute carryforwards and other similar adjustments, the Company's non-GAAP effective tax rate would have been 24.7% which would have resulted in a $0.09 reduction in Adjusted EPS for the year ended December 31, 2025.
(12)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding for the quarter-to-date period and an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation as it believes it provides a better understanding of its results of operations on a per share basis. See table below for further information:
Non-GAAP Adjusted Common Shares Outstanding at December 31, 2025:

(amounts in millions)	2025 FY Average
Basic common shares outstanding	242.2
Number of shares issuable upon vesting of granted Equity Awards	2.2
Adjusted common shares outstanding	244.4

Cash Return on Investment ("CRI")
CRI is defined as adjusted EBITDA less maintenance capex divided by gross property, plant and equipment plus working capital, subject to certain adjustments for acquisitions. Working capital is defined as net accounts receivable plus inventories minus accounts payable. Management believes CRI is a relevant metric for measuring capital efficiency.
Total Shareholder Return ("TSR")
TSR is a measure of financial performance, which indicates the total amount an investor gains from a $100 investment over a certain period of time. TSR factors in capital gains and stock dividends and might also include special distributions, stock splits and warrants. The formula for calculating TSR is: [(current price - purchase price) + dividends] / purchase price.
The Company's TSR is compared to the average TSR of companies included in the ESI Peer Group for the applicable three-year performance period (PRSUs) or the applicable period in which compensation actually paid (CAP) is evaluated (PvP).
As part of its 2025 benchmarking analysis of the compensation of the Company’s executives, FW Cook undertook an in-depth review of the Company's peer group and suggested a new peer group of 18 companies, which the Board approved upon recommendation of the Compensation Committee. See "— Executive Compensation Setting Process — Market Benchmarking" for more information. We believe this revised peer group accurately compares to ESI's size, business and end-markets, and provides a meaningful gauge of performance and overall compensation trends among companies engaged in the different aspects of our Company’s businesses.

element solutions

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ESI2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85678-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELEMENT SOLUTIONS INC

The Board of Directors recommends you vote FOR each of the nominees listed below:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Benjamin H. Gliklich	☐	☐	☐
1b. Ian G.H. Ashken	☐	☐	☐
1c. Elyse Filon	☐	☐	☐
1d. Christopher T. Fraser	☐	☐	☐
1e. Michael F. Goss	☐	☐	☐
1f. E. Stanley O'Neal	☐	☐	☐
1g. Susan W. Sofronas	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. Advisory vote to approve the Company's 2025 executive compensation	☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2026	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V85679-TBD

PROXY CARD
ELEMENT SOLUTIONS INC
Annual Meeting of Shareholders
May 4, 2026 11:00 AM (EDT)
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Benjamin H. Gliklich and Caroline S. Lind, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Element Solutions Inc that the shareholder(s) is/are entitled to vote at the 2026 Annual Meeting to be held via live webcast at 11:00 AM (EDT) on May 4, 2026 at www.virtualshareholdermeeting.com/ESI2026, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the 2026 Annual Meeting, or any adjournment or postponement thereof.

Continued and to be signed on reverse side